                                                                   EXHIBIT 10.35

             CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS
        OF THIS DOCUMENT MARKED [****] HAVE BEEN REDACTED AND HAVE BEEN
       FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

                       LICENSE AND COLLABORATION AGREEMENT

                                     BETWEEN

                               ATHEROGENICS, INC.

                                       AND

                            IPR PHARMACEUTICALS, INC.

                                DECEMBER 22, 2005

            THIS CONFIDENTIAL DOCUMENT IS SUBJECT TO A NONDISCLOSURE AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE VIEWED BY, COPIED FOR OR DISTRIBUTED TO ANY PERSON NOT SUBJECT TO SUCH NONDISCLOSURE AGREEMENT OR NOT AUTHORIZED BY THE PARTIES HERETO.

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
1.       DEFINITIONS....................................................................................         1

2.       PRODUCT DEVELOPMENT............................................................................        17
   2.1       Development Plan                                                                                   17
   2.2       Development Activities of the Parties                                                              18

3.       REGULATORY MATTERS.............................................................................        20
   3.1       Regulatory Strategy                                                                                20
   3.2       Regulatory Responsibility in General                                                               20
   3.3       Regulatory Authority Communications and Cooperation Between the Parties                            23
   3.4       Communications Concerning Product                                                                  24
   3.5       Records                                                                                            24
   3.6       Safety Matters                                                                                     25

4.       COMMERCIALIZATION..............................................................................        25
   4.1       Global Commercialization Team and U.S. Commercialization Team                                      25
   4.2       Commercially Diligent Efforts                                                                      25
   4.3       Commercialization Plan                                                                             26
   4.4       Commercialization Activities of the Parties                                                        26
   4.5       Commercial Manufacturing and Supply of Products                                                    27

5.       DILIGENCE AND COOPERATION......................................................................        27
   5.1       Information Sharing                                                                                27
   5.2       Diligence Requirements                                                                             28
   5.3       Failure To Use Diligence                                                                           29

6.       GOVERNANCE.....................................................................................        29
   6.1       General                                                                                            29
   6.2       Alliance Managers                                                                                  29
   6.3       Committees                                                                                         30

7.       LICENSES AND COVENANTS.........................................................................        34
   7.1       License Grants to AstraZeneca                                                                      34
   7.2       License Grants to AGIX                                                                             35
   7.3       Rights Acquired from Third Parties                                                                 35
   7.4       Covenants Concerning the Products, the Compound and the Field                                      36

8.       PAYMENTS AND REPORTS...........................................................................        39
   8.1       Upfront Payment                                                                                    39
   8.2       Milestone Payments                                                                                 39
   8.3       Royalties                                                                                          41
   8.4       Adjustments and Changes to Royalty Rates in Certain Circumstances                                  44

   8.5       Payment; Report                                                                                    48
   8.6       Exchange Rate; Manner and Place of Payment                                                         48
   8.7       Representations and Covenants Concerning Certain Matters                                           51

9.       INTELLECTUAL PROPERTY..........................................................................        51
   9.1       Ownership of Inventions; Obligation to Update                                                      51
   9.2       IPC53                                                                                              52
   9.3       Patent Prosecution                                                                                 55
   9.4       Patent Marking                                                                                     57
   9.5       Infringement by Third Parties                                                                      57
   9.6       Infringement of Third Party Rights                                                                 59
   9.7       Cooperation                                                                                        59
   9.8       Awards and Recovery                                                                                60
   9.9       Costs                                                                                              60
   9.10      Trademarks                                                                                         61

10.      CONFIDENTIALITY................................................................................        62
   10.1      Nondisclosure Obligation                                                                           62
   10.2      Permitted Disclosures                                                                              63
   10.3      Use of Name                                                                                        64
   10.4      Publicity                                                                                          64
   10.5      Publications                                                                                            65

11.      REPRESENTATIONS AND WARRANTIES.................................................................        65
   11.1      Corporate Existence and Authority                                                                  65
   11.2      Authorized Execution; Binding Obligation                                                           65
   11.3      No Conflicts                                                                                       65
   11.4      All Consents and Approvals Obtained                                                                66
   11.5      AGIX Representations and Warranties. AGIX represents and warrants to AstraZeneca as
             follows:                                                                                           66
   11.6      Other Agreements                                                                                   68
   11.7      Debarment                                                                                          68
   11.8      Knowledge of Pending or Threatened Litigation                                                      69
   11.9      Pre-Existing Third Party Licenses                                                                  69
   11.10     Disclaimer of Implied Warranties                                                                   70
   11.11     Limitation of Liability                                                                            70
   11.12     Guarantee of Performance of Affiliates                                                             70

12.      INDEMNIFICATION................................................................................        71
   12.1      AstraZeneca Indemnification                                                                        71
   12.2      AGIX Indemnification                                                                               71
   12.3      Indemnification Procedures                                                                         72
   12.4      Indemnification Payment Adjustments                                                                73
   12.5      Indemnification Payment                                                                            74
   12.6      Survival                                                                                           74

13.      TERM AND TERMINATION...........................................................................        74
   13.1      Term                                                                                               74
   13.2      Condition Precedent                                                                                74
   13.3      Termination by AstraZeneca                                                                         75
   13.4      Termination for Material Breach or Bankruptcy                                                      76
   13.5      Effects of Termination                                                                             77
   13.6      Non-Exclusive Rights                                                                               81
   13.7      Rights in Bankruptcy                                                                               81
   13.8      Accrued Rights and Obligations; Survival                                                           81

14.      DISPUTE RESOLUTION.............................................................................        82
   14.1      Procedure                                                                                          82
   14.2      Alternative Dispute Resolution                                                                     82
   14.3      Arbitration Procedure                                                                              83
   14.4      Special Rules for Disputes Concerning Diligence Covenant                                           84

15.      MISCELLANEOUS..................................................................................        84
   15.1      Standstill                                                                                         84
   15.2      Termination of Certain Rights Upon AGIX Change of Corporate Control                                84
   15.3      Assignment                                                                                         85
   15.4      Force Majeure                                                                                      86
   15.5      Further Assurances                                                                                 86
   15.6      Severability                                                                                       86
   15.7      Notices                                                                                            86
   15.8      Jurisdiction and Venue                                                                             87
   15.9      Affiliates                                                                                         87
   15.10     Entire Agreement                                                                                   87
   15.11     Headings                                                                                           87
   15.12     Independent Contractors                                                                            87
   15.13     Waiver                                                                                             88
   15.14     No Third Party Beneficiaries                                                                       88
   15.15     Cumulative Remedies                                                                                88
   15.16     Counterparts                                                                                       88
   15.17     Waiver of Rule of Construction                                                                     88

Exhibit 1A .......  AGIX Compound Patents
Exhibit 1B .......  Co-Promotion Agreement
Exhibit 1C .......  Other AGIX Patents
Exhibit 1D .......  Pre-Existing Third Party Licenses
Exhibit 1E .......  Probucol Analog
Exhibit 1F .......  Transition Services Agreement
Exhibit 11.5 .....  Disclosure Concerning AGIX Representations and Warranties

                       LICENSE AND COLLABORATION AGREEMENT

      This LICENSE AND COLLABORATION AGREEMENT (the "AGREEMENT") is made and is effective as of December 21, 2005 (the "EXECUTION DATE") by and between ATHEROGENICS, INC., a corporation organized and existing under the laws of the State of Georgia ("AGIX"), and IPR PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Puerto Rico ("ASTRAZENECA").

                                    RECITALS

      A. AGIX is engaged in manufacturing, research and development of pharmaceutical products and is currently engaged in the development of AGI-1067.

      B. AstraZeneca is engaged in the research, development, manufacture and marketing of pharmaceutical products. AGIX and AstraZeneca wish to collaborate in the further clinical development and marketing of the Compound, upon the terms described in this Agreement and the Related Agreements (as defined herein).

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. DEFINITIONS

      When used and capitalized in this Agreement (other than the headings of the Sections and subsections), including the foregoing recitals, the following terms shall have the meanings assigned to them in this Section and include the plural as well as the singular. All financial and accounting terms not otherwise defined in this Agreement, whether capitalized or not, shall have the meanings assigned to them in accordance with generally accepted accounting principles based on International Accounting Standards/International Financial Reporting Standards as in effect from time to time ("GAAP").

      "Accelerated Assumption Payment" has the meaning provided in Section 3.2(c)(i) hereof.

      "Action" has the meaning provided in Section 12.3(a) hereof.

      "ADR" has the meaning provided in Section 14.2 hereof.

      "ADR Request" has the meaning provided in Section 14.2(a) hereof.

      "Adverse Event" means any adverse medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have to have a causal relationship with any treatment, including as designated under 21 C.F.R. Section 312.32 and any other Applicable Laws.

      "Adverse Event Report" means any oral, written or electronically transmitted report of any Adverse Event.

      "Affiliate" means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms "controls," "controlled," and "control" means (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise, or
(ii) the ownership, directly or indirectly, of at least 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.

      "AGIX Compound Patents" mean those Patents listed in Exhibit 1A, including all foreign counterparts thereof, as supplemented and updated from time to time pursuant to Section 9.1(c) hereof.

      "AGIX Indemnitees" has the meaning provided in Section 12.1 hereof.

      "AGIX IP" means the Licensed Patents and AGIX Know-How.

      "AGIX Know-How" means Know-How Controlled by AGIX or any of its Affiliates on or after the Effective Date that is necessary or useful for the research, Development, Manufacture, Commercialization, use, sale, offer for sale or importation of the Compound and Products in the Field.

      "AGIX Losses" has the meaning provided in Section 12.1 hereof.

      "Alliance Manager" has the meaning provided in Section 6.2 hereof.

      "Annualized Quarterly Net Sales" means the Net Sales for a given Calendar Quarter multiplied by four (4).

      "Applicable Laws" means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including, without limitation, the FD&C Act, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335a et seq.), and Anti-Kickback Statute (42 U.S.C. Section 1320a-7b et seq.), all as amended from time to time in the Territory.

      "Approvable Letter" means a written communication from the FDA to the owner of the application for Regulatory Approval stating that the FDA will not approve the application, or that the FDA will approve the application if additional information is submitted or specific conditions are met, pursuant to 21 C.F.R. Section 314.3(b).

      "Arbitration Panel" has the meaning provided in Section 14.3(a) hereof.

      "ARISE Results" means the statistical summary tables for efficacy and safety of the unblinded efficacy and safety results from the ARISE Study, which summary tables are determined by a Third Party statistician, mutually agreed to by the Parties in advance, to be complete and final, analyzed in accordance with the last Statistical Analysis Plan submitted to the FDA before locking the database of the ARISE Study for unblinding.

      "ARISE Study" means the pivotal Phase III Study being conducted by AGIX known as ARISE.

      "AstraZeneca Indemnitees" has the meaning provided in Section 12.2 hereof.

      "AstraZeneca IP" means AstraZeneca Patents and AstraZeneca Know-How.

      "AstraZeneca Know-How" means Know-How Controlled by AstraZeneca or any of its Affiliates that is necessary or useful for the research, Development, Manufacture, Commercialization, use, sale, offer for sale or importation of the Compound and Products in the Field.

      "AstraZeneca Losses" has the meaning provided in Section 12.2 hereof.

      "AstraZeneca Patents" means any Patents Controlled by AstraZeneca or any of its Affiliates on or after the Effective Date that are necessary or useful for the Development, Manufacture, Commercialization, use, sale, offer for sale or importation of the Compound or any Product in the Field.

      "Assumption Date" means the earlier of (i) the date of receipt of U.S. NDA Approval for the First Product and (ii) the date AstraZeneca pays to AGIX the Accelerated Assumption Payment.

      "Blocking Patent" means a patent owned or controlled by a Third Party that contains a Valid Patent Claim that (a) is necessary for the Manufacture or sale of a Compound or Product; and (b) the Development, use, Manufacture, sale, offer for sale or importation of such Compound or Product would infringe such Third Party's patent rights but for the grant of a license to such rights by such Third Party.

      "Business Combination" means any merger, consolidation, sale or transfer of all or substantially all of the assets, or other similar transaction to which AGIX is a party unless, following such transaction or transactions, (i) the individuals and entities who were the beneficial owners of the outstanding voting securities of AGIX immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or similar governing persons of the corporation or other entity resulting from such transaction ("SUCCESSOR") in substantially the same proportions as their ownership immediately prior to such transaction of such outstanding voting securities, and (ii) at least fifty percent (50%) of the members of the Board of Directors or similar governing body of the Successor were members of the Board of Directors of AGIX at the time of the execution of the initial agreement, or the action of the Board of Directors of AGIX, providing for such transaction.

      "Business Day" means any day other than a Saturday, Sunday or any day that is a banking holiday in the United States, United Kingdom or Puerto Rico.

      "Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

      "Calendar Year" means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

      "cGCP" means the then current good clinical practices as defined in U.S. Regulations 21 C.F.R. Sections 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), the International Conference of Harmonization (ICH) E6 "Good Clinical Practice: Consolidated Guidance," and in any successor regulation or any official guidance documents issued by a Regulatory Authority.

      "cGLP" means the then current good laboratory practice standards as defined by the FDA pursuant to 21 C.F.R. Part 58 (or in the case of foreign jurisdictions, comparable regulatory standards), and in any successor regulation or any official guidance documents issued by a Regulatory Authority.

      "cGMP" means the then-current good manufacturing practices as defined by the FDA pursuant to 21 C.F.R. Sections 210 and 211 and/or the current EC-GMP-Directives and relevant EC guidelines and the ECC-GMP-Guide and in any successor regulation or any official guidance documents issued by a Regulatory Authority.

      "Change of Corporate Control" means the occurrence of either of the following:

            (a) a Business Combination involving AGIX; or

            (b) a change in the beneficial ownership of fifty percent (50%) or more of AGIX's voting securities (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of AGIX's voting securities is a Third Party or Group, excluding any equity investments by venture capitalists or investment banks or other non-strategic investors, who alone or with their Affiliates, are not themselves in the business of developing and commercializing pharmaceutical products.

      "Coated Stent" means a stent coated with a Product for use in the Field.

      "Combination Product" means a Product in final form that includes one or more pharmaceutically active ingredients other than the Compound, in combination with the Compound that are sold as a fixed dose or separate doses in a single package and priced as one item. All references to Product in this Agreement shall be deemed to include Combination Product(s).

      "Commercialization" means all appropriate activities undertaken before and after Regulatory Approval pursuant to an approved Commercialization Plan for a Product or otherwise relating specifically to the marketing, sale and distribution of Products including, without limitation, (i) sales force detailing, advertising, education, planning, marketing, sales force training and distribution, and (ii) scientific and medical affairs.

      "Commercialization Plan" has the meaning provided in Section 4.3(a) hereof.

      "Commercially Diligent Efforts" means, with respect to the research, Development, Manufacture or Commercialization by a Party of a Compound or Product, as the case may be, efforts and resources reasonably used by an entity of similar resources and expertise as such Party (and in the case of AstraZeneca, AstraZeneca or its Affiliates), for such similar entity's own compounds or products (including internally developed, acquired and in-licensed compounds or products) with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration their safety, tolerability and efficacy, the competitiveness of alternative products, the likelihood of Regulatory Approval, their profitability (taking into account any payments payable under this Agreement), the extent of market exclusivity, cost to develop the Compound or Product, health economic claims, and other similar factors reasonably determined by AstraZeneca to be relevant. If, at the time of measurement of Commercially Diligent Efforts, the efforts and resources used by AGIX or AstraZeneca and their Affiliates, as the case may be, for such entity's own similar compounds and products (other than the Compound and the Product(s)) are greater than those used by an entity of similar resources and expertise, then "Commercially Diligent Efforts" shall mean such entity's level of effort and resources, rather than the efforts and resources used by an entity with similar resources and expertise.

      "Compete" means, with respect to a pharmaceutical product, that such product is in the same Uniform System of Classification (USC) class as another product, as reported by IMS or any comparable successor agency.

      "Competing Generic Product" means, with respect to a Product, a product
(i) having the same active pharmaceutical ingredient as the Compound, and (ii) that has been approved by applicable Regulatory Authorities for sale in the Field; provided, however, that a Competing Generic Product shall not include any product being sold or offered for sale by AstraZeneca or any AstraZeneca Affiliate.

      "Competing 1067 Product" means any pharmaceutical product that Competes with the Product.

      "Compound" means AGI-1067, which is [****]; including its pharmacologically acceptable salts, solvates, hydrates, hemihydrates, polymorphs, metabolites, free base forms, pro-drugs, esters, tautomers and if applicable, any isomers, stereoisomers, racemates, enantiomers and all optically active forms thereof.

      "Compound-Only Issue" means an issue relating to an AGIX Compound Patent or a claim included within an AGIX Compound Patent that in either case claims, or is directed to, solely the Compound or solely a Product.

      "Compulsory Sublicense" means a sublicense of the rights granted in this Agreement entered into by AstraZeneca or an AstraZeneca Affiliate because a court or other governmental agency of competent jurisdiction has required AstraZeneca or an AstraZeneca Affiliate to grant to a Third Party rights to make, have made, use sell, offer to sell or import the Product in a country in the Territory; provided, however, that any such requirement shall not include a requirement by a court or other governmental agency of competent jurisdiction resulting from a merger with or acquisition of or by another company or entity involving AstraZeneca, or the acquisition by AstraZeneca of other products.

      "Confidential Information" has the meaning provided in Section 10.1 hereof.

      "Control" or "Controlled" means, with respect to any intellectual property right, that the Party or its Affiliate owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Person.

      "Co-Promotion Agreement" means the Co-Promotion Agreement between AstraZeneca Pharmaceuticals LP and AGIX dated as of the Execution Date and attached hereto as Exhibit 1B.

      "De Minimis Amount" has the meaning provided in Section 15.1 hereof.

      "Development" means the conduct of all activities that are reasonably required to obtain Regulatory Approval or create other Indications for a Product, including, without limitation: (i) toxicology, in vitro testing, in vivo testing, in silico testing, stability testing,

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

statistical analysis and report writing, packaging and regulatory affairs, pre-clinical studies and clinical trials in accordance with, to the extent applicable, the cGLPs, cGCPs and cGMPs or other designated quality standards and Applicable Laws; (ii) all activities relating to developing the ability to Manufacture the Compound and Product, including, without limitation, formulation, delivery technologies and devices, bulk production, fill/finish, Manufacturing process development, and Manufacturing and quality assurance technical support; (iii) Manufacture of clinical supplies of the Compound; and
(iv) all interactions with any Regulatory Authority regarding the foregoing.

      "Development Budget" means the budget for Development activities that is included within each Development Plan, as such budget may be amended or updated from time to time in accordance with Section 2.1(d).

      "Development Costs" means the reasonable costs incurred by a Party or its Affiliates for Development of Product(s), as in accordance with the Development Plan, including without limitation (to the extent included in the Development
Plan): (a) all out-of-pocket costs and expenses, including without limitation payments to investigators and contract research organizations, data management, statistical design and analysis, and document preparation; (b) fees incurred in connection with filings related to Regulatory Approvals; (c) the costs and expenses of clinical supplies for such efforts as set forth in the Development Plan, including the cost of clinical supplies of Products, costs and expenses incurred to purchase or package combination drugs or devices, and costs and expenses of disposal of clinical samples; (d) the costs of internal scientific, medical, technical or managerial personnel necessary to conduct the activities set forth in the Development Plan; and (e) any other costs necessary to conduct the activities described in the Development Plan.

      "Development Plan Outline" means the outline of the minimum items to be included in the Development Plan, which outline is contained in a letter delivered by AGIX to AstraZeneca on the date hereof.

      "Development Plan" means a written rolling three-year plan for the Development of Product(s), including, without limitation, a budget for such activities, as such plan may be amended or updated from time to time in accordance with Section 2.1(d). The Initial Development Plan has been agreed upon by the Parties and is included in a letter delivered by AGIX to AstraZeneca on the date hereof.

      "Development Program" means the activities undertaken by AGIX and AstraZeneca as set forth in the Development Plan.

      "Diabetes" means diabetes mellitus, insulin resistance, and complications of diabetes, excluding the treatment of diabetic retinopathy using nonsystemic preparations (such as eyedrops, intraocular injections or local ointments or creams or eye patches).

      "Dispute" has the meaning provided in Section 14.1(a) hereof.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

      "Drug Device" means a combination of the Product and a therapeutic device and/or a device used to deliver the Compound.

      "Effective Date" has the meaning provided in Section 13.2(a) hereof.

      "Exchange Act" has the meaning provided in Section 15.1 hereof.

      "Exclusive Market Product" means a product (other than a Product) sold or offered for sale by a person other than AGIX in a country that is the subject of a Valid Patent Claim directed to the composition of matter or use of such product in such country.

      "Expanded Field Indication" has the meaning provided in Section 7.4(a) hereof.

      "FDA" means the U.S. Food and Drug Administration, or any successor federal agency having responsibility over U.S. Regulatory Approvals.

      "FD&C Act" means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

      "Field" means intravenous , injectable, solid and all other dosage or delivery and therapeutic forms (oral and otherwise, and Drug Devices, such as Coated Stents) to treat, prevent or control atherosclerosis and related cardiovascular, renovascular, and cerebrovascular indications, including but not limited to peripheral vascular disease, post- coronary artery by-pass graft patency, restenosis following percutaneous coronary intervention, carotid artery disease, acute coronary syndrome, heart failure, stroke, impaired renal functions and Diabetes. "Field" shall not include any other indications not described in the preceding sentence, including, without limitation, other inflammatory and autoimmune diseases such as rheumatoid arthritis, asthma, chronic obstructive pulmonary disease, psoriasis, inflammatory bowel disease, and transplant vasculopathy, central nervous system diseases and other ophthalmic diseases and conditions not expressly included in the Field, such as treatment of diabetic retinopathy using nonsystemic preparations (such as eyedrops, intraocular injections or local ointments or creams or eye patches).

      "Final ARISE Results" has the meaning provided in Section 13.3(a).

      "First Commercial Sale" means the date on which a Product is first shipped in commercial quantities by AstraZeneca, its Affiliates, or Sublicensees, as the case may be, for commercial sale to Third Persons (other than AstraZeneca's Sublicensees) in a country in the Territory following Regulatory Approval of such Product in such country.

      "First Product" means the Product contemplated by the Initial Development Plan.

      "GAAP" has the meaning provided in the first paragraph of this Section 1.

      "Generic Competition" means, for a Product sold in a country, a situation where the following three conditions exist and continue:

            (i) a court or agency of competent jurisdiction has cancelled or held invalid or unenforceable claims under the Licensed Patents, AstraZeneca Patents or Joint Patents prior to the expiration of the Royalty Term for such country, such that a Third Party may, without infringing any Licensed Patents, AstraZeneca Patents or Joint Patents and without a license from or other agreement from AstraZeneca, sell a Competing Generic Product in such country; provided, however, that Generic Competition shall be considered to no longer be in effect if such decision is reversed or modified such that any such claim in such Licensed Patent, AstraZeneca Patent or Joint Patent is reinstated or revalidated on appeal;

            (ii) a Competing Generic Product is being sold to the public in such country pursuant to required approvals from applicable Regulatory Authorities; and

            (iii) the Net Sales of the Product in such country are reduced by at least [****] compared with such Net Sales in such country immediately preceding the sale of such Competing Generic Product in such country.

The comparison in clause (iii) above shall be measured for a given Calendar Quarter by comparing Net Sales in such country for (A) the twelve-month period immediately preceding and including the three months in such Calendar Quarter, with (B) the twelve month period preceding and including the month immediately preceding the month containing the date that AstraZeneca reasonably determines as the date the Competing Generic Product was first offered for sale to the public in such country, or was first shipped in such country in commercial quantities following receipt for such Competing Generic Product of required regulatory approvals from applicable Regulatory Authorities. Where less than twelve (12) months of Net Sales for the Product has occurred prior to the first sale of the Competing Generic Product, Net Sales shall be determined on an annualized basis.

      "Global Commercialization Team" means AstraZeneca's and its Affiliates' team responsible for the commercialization of Products throughout the world.

      "Governmental Authority" means any court tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, or other political subdivision, or supranational body, domestic or foreign.

      "Group" means a group of related Persons deemed a "person" for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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      "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended.

      "Indemnifying Party" means the Party to whom the Indemnitee is entitled to look for indemnification, pursuant to Section 12.3(a) hereto.

      "Indication" means any use of the Product in the Field as approved by Regulatory Authorities.

      "Indication Fee" has the meaning provided in Section 7.4(a) hereof.

      "Indication Information" has the meaning provided in Section 7.4(a) hereof.

      "Indirect Taxes" means value added taxes, sales taxes, consumption taxes and other similar taxes.

      "Initial Development Plan" means that development plan which AGIX has previously agreed with the FDA will be completed prior to submission by AGIX of an NDA for the Product, and which is contained in a letter delivered by AGIX to AstraZeneca on the date hereof.

      "IPC Patent Counsel" has the meaning provided in Section 9.2(b)(iv) hereof.

      "IPC" has the meaning provided in Section 6.3(h) hereof.

      "JDC" has the meaning provided in Section 6.3(b) hereof.

      "JMC" has the meaning provided in Section 6.3(a) hereof.

      "Joint Inventions" has the meaning provided in Section 9.1(d) hereof.

      "Joint Patents" has the meaning provided in Section 9.1(e) hereof.

      "Know-How" means all tangible and intangible: (a) techniques, technology, practices, trade secrets, discoveries, inventions, methods, formulas, knowledge, know-how, skill, experience, tests, assays, test data and results (including pharmacological, toxicological, pre-clinical and clinical test data and results), technical, non-technical, analytical and quality control data, results or descriptions, drawings, plans, diagrams, software and algorithms; and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material that, in either case, is Controlled by a Party or the Parties, or Affiliates of a Party on or after the Effective Date and that is necessary or useful for the Development, Manufacture or Commercialization of a Compound or Product.

      "Knowledge of AGIX" means the actual knowledge of the following AGIX employees: any Vice-President or Senior Vice-President of AGIX or higher, the Chief

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

Executive Officer of AGIX and, with respect to intellectual property matters, the Director of Legal Affairs and Intellectual Property, and, in the case of each such officer, such additional knowledge as could be obtained upon reasonable inquiry of AGIX employees and AGIX records.

      "Licensed Patents" means AGIX Compound Patents and Other AGIX Patents.

      "Licensed Probucol Analog" has the meaning provided in Section 7.4(b) hereof.

      "Major Market" means any of the following jurisdictions: [****].

      "Manufacture" and "Manufacturing" means, with respect to a Product or Compound, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such Product or Compound.

      "Material Restructuring" means the transfer to any Third Party by either Party of more than fifty percent (50%) of its fixed (tangible and intangible) assets as shown on the balance sheet of the Party at December 31, 2005.

      "Mixed Issue" means an issue relating to a Licensed Patent that is not a Compound-Only Issue.

      "NDA" means the single application or set of applications (and any other required registrations, notifications, forms or supplements) for a Product and/or pre-market approval to make and sell commercially a Product, filed with the FDA or with a Regulatory Authority anywhere in the Territory.

      "NDA Acceptance" means the acceptance in writing for regulatory filing of a NDA by the FDA.

      "Net Sales" means the gross invoiced amount on sales of Products to Third Parties by AstraZeneca, its Affiliates, distributors and Sublicensees (except for sales by Sublicensees who are parties to Compulsory Sublicenses and for sales by AstraZeneca to Sublicensees), after deduction of the following items:

            (a) discounts or rebates given that are consistent with AstraZeneca's group accounting (except for bundled Products as provided below);

            (b) amounts repaid or credited because of rejections, returns, refunds, recalls and the like;

            (c) rebates and similar payments made with respect to sales paid for by any government or Regulatory Authority (except for bundled Products);

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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            (d) [****] net of the amounts described in clauses (a), (b), (c)
and (e) in this definition, for transportation costs, distribution expenses, special packaging and related insurance charges;

            (e) taxes, excise taxes, Indirect Taxes, customs duties, customs levies and import fees paid on the sale, importation, use or distribution of a Licensed Product; and

            (f) bad debts actually incurred.

      Net Sales shall be calculated (i) using AstraZeneca's internal audited systems used to report gross invoiced sales as adjusted for any of the items in clauses (a) through (f) of the preceding sentence, and (ii) consistent with GAAP, with the exception of bundled Products in clauses (a) and (c), and bad debts in clause (f), of the preceding sentence. Where any discount or rebate (including rebates or payments described in clause (a) or (c) of the first sentence of this definition) is based on sales of a bundled set of products in which a Product is included, the discount or rebate would be allocated as actually credited unless the Product receives a higher than pro rata share of the discount or rebate then the bundled product receives. In such case, the Product discount or rebate shall be allocated to such Product on no greater than a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Product relative to the sales value contributed by the other products in the bundled set with respect to such sale.

      The calculation of Net Sales for Combination Products is set forth in
Section 8.4(f) hereof and shall be the sole method for calculating Net Sales for such Combination Products.

      "Noncompulsory Sublicense" means any sublicense of the rights granted in this Agreement entered into by AstraZeneca or an AstraZeneca Affiliate, other than a Compulsory Sublicense.

      "Non-Exclusive Market Product" means a product sold or offered for sale by a person other than AGIX in a country that is not the subject of any Valid Patent Claim directed to the composition of matter or use of such product in such country.

      "Other AGIX Patents" means any Patents, other than AGIX Compound Patents, Controlled by AGIX or any of its Affiliates on or after the Effective Date that are necessary or useful for the Development, Manufacture, Commercialization, use, sale, offer for sale or importation of the Compound or any Products in the Field, including those Patents listed in Exhibit 1C and all foreign counterparts thereof, as supplemented and updated from time to time pursuant to Section 9.1(d) hereof.

      "Party" or "Parties" means AGIX and/or AstraZeneca.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

      "Patent" or "Patents" means (a) United States and non-United States patent applications (including provisional applications, continuation applications, continued prosecution applications, continuation-in-part applications, divisional applications, substitute applications, or abandoned applications and applications for certificates of invention), including without limitation patent applications under the International Treaties and Conventions, including the Patent Cooperation Treaty and the European Patent Convention; (b) any patents issued or issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, renewals, patents of addition, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisionals of or claiming priority to any of the foregoing; and (e) term extensions, supplementary protection certificates and other governmental action which provide exclusive rights to a product beyond the original patent expiration date.

      "Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority or any other entity or organization.

      "Plaque Regression Claim" means the date that AstraZeneca or its Affiliates (a) may through its sales representatives promote atherosclerotic plaque regression in connection with the promotion of a Product in the United States consistent and in accordance with the FD&C Act and (b) actually authorizes its sales force to engage in such promotion.

      "Pre-Existing Third Party Licenses" means the Patent Purchase Agreement between Sampath Parthasarathy, Ph.D. and AtheroGenics, Inc., dated April 26, 1995 and the License Agreement between Emory University and AtheroGenics, Inc., dated January 23, 1995, as amended August 3, 2005, as attached hereto as Exhibit 1D.

      "Probucol Analog" has the meaning set forth in Exhibit 1E.

      "Probucol Analog Fee" has the meaning provided in Section 7.4(b) hereof.

      "Probucol Analog Information" has the meaning provided in Section 7.4(b) hereof.

      "Product" means a pharmaceutical product that contains or incorporates the Compound, whether in development or approved by any Regulatory Authority, including all formulations, line extensions and modes of administration (including, without limitation, all delivery devices, dosage forms or other peripherals and consumables), including, without limitation, Combination Products.

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

      "Product Complaint" means any written, verbal, or electronic expression of dissatisfaction regarding a Product including, but not limited to, actual or suspected product tampering, contamination, mislabeling, or wrong ingredients.

      "Product Launch" shall mean the date on which the First Product is first shipped in commercial quantities by AstraZeneca, its Affiliate or Sublicensee for commercial sale to Third Persons in the Territory (not Affiliates or Sublicensees) following Regulatory Approval of such Product.

      "Product Trademarks" means (i) the Trademarks for or relating to any Products and the registrations thereof, (ii) any pending or future Trademark registration applications relating to the Products, (iii) any unregistered Trademark rights relating to the Products as may exist through use prior to or as of the date hereof, (iv) any current or future modifications or variants of any of the foregoing rights, and (v) any future Trademarks adopted by AstraZeneca or its Affiliates for use in connection with the Products.

      "Promotable Diabetes Claim" means that AstraZeneca or its Affiliates (a) may through its sales representatives promote treatment or prevention of Diabetes in the United States consistent and in accordance with the FD&C Act and
(b) actually authorizes its sales force to engage in such promotion.

      "Promotion" means those activities normally undertaken by a pharmaceutical company's sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing. When used as a verb, "Promote" means to engage in such activities.

      "Promotional Materials" means any printed or other materials bearing a Product name (trade name or generic name) used to promote Product, (examples include, but are not limited to, all promotional brochures, journal ads, brochures, selling aids, posters, reprints, video or audio tapes, press releases, service items, managed care pull through sheets, formulary presentations, price lists, monographs, Internet pages and websites, and telephone, radio or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints, textbooks and CME materials) to the extent funded by, created in cooperation with, reviewed by or distributed by a Party, and any other items defined as labeling or advertising in Section 201(m) of the FD&C Act or 21 C.F.R. Section 202.1(l)(1) (as such sections may be amended from time to time). "Promotional Materials" shall also be deemed to include any advertising and promotional labeling bearing the Parties' names but not bearing a Product name (examples include "coming soon" or "reminder" advertisements) that may be used prior to obtaining Regulatory Approval to market, sell and distribute a Product to promote only the Indications of the Product.

      "Prosecution" has the meaning provided in Section 9.3(a) hereof.

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

      "Recent Monthly Net Sales" means an amount equal to the aggregate monthly Net Sales of the Products during the last twelve (12) months preceding the date that notice of termination is provided by AstraZeneca to AGIX, divided by twelve
(12).

      "Regulatory Approval" means any and all approvals (including, to the extent necessary, pricing approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Manufacture or Commercialization of a Product.

      "Regulatory Authority" means, in a particular country or jurisdiction, any applicable government regulatory authorities involved in granting Regulatory Approval of Product in such country or jurisdiction, including without limitation, (a) in the United States, the FDA, and any other applicable governmental or regulatory authority in the United States having jurisdiction over Product, and any successor government authority having substantially the same function, and (b) any non-United States equivalent thereof.

      "Regulatory Materials" means any regulatory submissions, notifications, registrations, approvals and/or other filings and correspondence made to or with a Regulatory Authority, and any other records required to be maintained for possible audit by a Regulatory Authority, that may be necessary or reasonably desirable to Develop, Manufacture, market, sell or otherwise Commercialize Products in the Territory.

      "Related Agreements" means the Co-Promotion Agreement and Transition Services Agreement entered into by the Parties contemporaneously with this Agreement.

      "Representatives" shall be deemed to include each Person that is or becomes (i) an Affiliate of AstraZeneca, or (ii) an officer, director, employee, attorney, advisor, accountant, agent or representative of AstraZeneca or of any of AstraZeneca's subsidiaries or other Affiliates, providing such person is acting on behalf of AstraZeneca.

      "Royalty" or "Royalties" means the running royalties paid pursuant to
Section 8.3.

      "Royalty Term" means, with respect to each Product, for each country in the Territory, the period of time commencing on the First Commercial Sale of such Product in any country and ending upon the expiration of the later of: (a) the last Valid Patent Claim of a Licensed Patent, a Joint Patent or an AstraZeneca Patent that would preclude a Third Party from developing, making, using, selling or importing such Product in such country; and (b) ten (10) years from the First Commercial Sale of such Product.

      "Secondary Market" means the following countries: [****].

      "Standard Sales Price" means the published sales price for the Product in the relevant country.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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      "Sublicensee" means any Third Person (including, without limitation, a distributor) to which a Party or any of its Affiliates grants any right to make, use, market, or import and sell a Product in accordance with Section 7.1(c). Notwithstanding the foregoing, a Third Person who is granted only the right to distribute or promote a Product (such as a contract sales organization) shall not be considered a Sublicensee.

      "Successor" has the meaning provided in the definition of Business Combination.

      "Term" has the meaning provided in Section 13.1 hereof.

      "Territory" shall mean all countries of the world.

      "Third Party" or "Third Person" means any Person other than AGIX or AstraZeneca and their respective Affiliates.

      "Third Party Royalties" means upfront, milestone, royalty and any other similar payments paid by AstraZeneca or any AstraZeneca Affiliate to any Third Party for any Blocking Patent for the Development or Commercialization of Compounds or Products, other than pursuant to a Pre-Existing Third Party License.

      "Trademark" means any trademark, trade dress, brand mark, trade name, brand name, corporate name, logo or business symbol.

      "Transition Services Agreement" means the Transition Services Agreement between the Parties, dated as of the Execution Date and attached hereto as
Exhibit 1F.

      "U.S." means the United States of America, including its territories and possessions.

      "U.S. Commercialization Team" means AstraZeneca's and its Affiliates' team responsible for the commercialization of Products in the United States.

      "U.S. NDA Approval" means approval by the FDA of the NDA filed with the FDA relating to a Product.

      "Valid Patent Claim" means a claim of an issued and unexpired Patent, together with any patent term extension, supplementary protection certificate, and/or regulatory approved period of exclusivity which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, opposition, disclaimer or otherwise.

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

2. PRODUCT DEVELOPMENT

      2.1 Development Plan

            (a) Contents of the Development Plan. The Development Plan shall, to the extent applicable, (i) identify the Product(s) to be Developed by the Parties, including any Combination Product(s), Coated Stent(s) and other Drug Devices; (ii) describe the overall program of Development for each such Product through Regulatory Approval (A) in all Major Markets; (B) in the Secondary Market taken as a whole; and (C) in other countries; (iii) describe the Development activities of the Parties, including preclinical studies, pharmacology, toxicology, ADME, formulation, Manufacturing of clinical supply, clinical pharmacology studies, clinical studies and regulatory plans and other key elements necessary to obtain Regulatory Approval for each such Product; (iv) specify plans and protocols for clinical studies (including protocol outlines for Phase IIIb and Phase IV clinical studies for label indication); and (v) establish a schedule for all such activities. In addition, the Development Plan shall include a detailed Development Budget that shall specify the Development Costs for all Development activities covered by the Development Plan supported by a financial business case.

            (b) Initial Development. The Initial Development Plan is contained in a letter delivered by AGIX to AstraZeneca on the date hereof.

            (c) Additional Development . The Parties shall, within one hundred eighty (180) days of the Effective Date, prepare a Development Plan, which shall describe the Development activities in addition to those activities described in the Initial Development Plan which will include additional Development activities both before and after submission of the NDA for the First Product, and an anticipated schedule for such activities. Such additional Development Plan shall comply with Section 2.1(a) and shall be consistent with the Development Plan Outline. The amendment shall become effective upon approval by the JMC.

            (d) Further Amendments to the Development Plan

                  (i) The JDC shall prepare for approval by the JMC amendments and updates to the Development Plan at least once each Calendar Year.

                  (ii) Prior to the Assumption Date, notwithstanding anything else in this Agreement to the contrary, no Development Plan or amendment to a Development Plan shall be inconsistent with or contradict the Initial Development Plan or Development Plan Outline; provided, however, that AstraZeneca shall remain subject to the obligations set forth in Section 2.2(c)(i). In addition, no Development Plan shall obligate a Party to undertake Development activities or expenditures beyond those

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

contemplated by the Initial Development Plan or Development Plan Outline without the written agreement of such Party.

      2.2 Development Activities of the Parties

            (a) Compliance with the Development Plan. The Parties agree to use Commercially Diligent Efforts to carry out Development of Product(s) in accordance with the Development Plan under the direction and oversight of the JDC; provided, however, that:

                  (i) Neither Party shall be obligated to incur Development Costs in excess of the amounts allocated to such Party as specified in the Development Plan;

                  (ii) The JMC shall be responsible for strategic planning regarding Development of Products, and shall have the authority to approve the Development of Coated Stent(s), identify Combination Products for which Regulatory Approval will be sought, and identify any other potential Indications or Products. The JMC shall be responsible for approval of amendments to and updates of the Development Plan to provide for any such additional Products and to oversee Development of any such Products; and

                  (iii) In no event shall the JDC or the JMC be authorized to take any action, including approving any amendment to the Development Plan, that would cause either Party to increase its Development Costs in excess of those expressly contemplated by the Agreement or the then approved Development Plan without the approval of such Party.

            (b) AGIX Development Activities

                  (i) AGIX shall have responsibility, at its sole cost and at the direction of the JDC, for Development, including without limitation conducting and managing clinical studies, for those Development activities described in the Initial Development Plan.

                  (ii) AGIX shall sponsor, prepare and submit, at its sole cost and at the direction of the JDC, the U.S. NDA with respect to such First Product; provided, however, that AstraZeneca shall cooperate and assist AGIX with such filing.

                  (iii) AGIX may, at any time prior to the Assumption Date, in its discretion and at its own expense, elect to sponsor and conduct a FOCUS Study (Further Follow up Of AGI-1067 in ARISE Continuation as an Unblinded Study) and/or a LOCATE Study (Limited Outcome Collection following ARISE for Terminal Endpoints), unless the Parties otherwise agree to include either or both such studies in the Development Plan, in which case AstraZeneca shall pay the cost of such study or studies.

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
 If AGIX elects to sponsor and conduct either such study or both studies, and if AstraZeneca does not terminate the Agreement pursuant to Section 13.3(a), then AstraZeneca shall thereafter be responsible for [****] of such Studies (including costs incurred by AGIX prior to and subsequent to the date when AstraZeneca elects not to terminate the Agreement pursuant to Section 13.3(a)).

                  (iv) AGIX shall have the right to Manufacture clinical supplies of the Compound for its own Development activities pursuant to the Development Plan.

            (c) AstraZeneca Development Activities

                  (i) Except as set forth in Section 3.2(c), AstraZeneca shall have responsibility, at its sole cost and at the direction of the JDC, for all Development activities described in the Development Plan associated with the Products that are not described in the Initial Development Plan, which shall include conducting and managing a Carotid Intima Medial Thickness (CIMT) Study (unless AstraZeneca can demonstrate that it would be commercially unreasonable to do so).

                  (ii) Except as set forth in Section 3.2(c), AstraZeneca shall have responsibility, at its sole cost and at the direction of the JDC, for all Development activities described in the Development Plan necessary to seek Regulatory Approval for the Products in the Territory outside the United States, including without limitation conducting and managing clinical studies required for Regulatory Approval in such countries.

                  (iii) The JDC shall identify, and the JMC shall have the authority to approve as a part of the Development Plan, potential post-marketing clinical studies, and AstraZeneca shall be responsible for conducting and managing such post-marketing Clinical Studies, with AGIX assisting in such management to the extent mutually agreed by the Parties.

            (d) Cooperation

                  (i) Each Party shall assist the other Party in all Development activities to the extent reasonably requested and mutually agreed to by the Parties.

                  (ii) AstraZeneca shall be entitled, but not required, to have three (3) representatives designated by AstraZeneca participate on AGIX's Development team prior to U.S. NDA Approval. AGIX shall provide space at its facility for such representatives to facilitate such participation.

                  (iii) AGIX shall be entitled, but not required, to have three
(3) representatives designated by AGIX participate on AstraZeneca's Development team after U.S. NDA Approval. AstraZeneca shall provide space at its facility for such representatives to facilitate such participation.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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            (e) Costs. Unless otherwise indicated in this Agreement or as otherwise agreed to by the Parties, each Party shall bear its own costs in connection with its activities under this Section.

3. REGULATORY MATTERS

      3.1 Regulatory Strategy. The Parties shall work together through the JDC and the JMC to determine regulatory strategy in the Territory.

      3.2 Regulatory Responsibility in General

            (a) AGIX's Responsibilities

                  (i) AGIX shall be responsible for the preparation, submission, and maintenance of Regulatory Materials, including without limitation the NDA, for the First Product in the United States prior to the Assumption Date; provided, however, that AstraZeneca shall cooperate and assist AGIX as reasonably requested by AGIX.

                  (ii) Promptly after the Assumption Date, AGIX shall assign to AstraZeneca all of AGIX's rights in and to all Regulatory Materials relating to the First Product, and shall take all other necessary actions required to allow AstraZeneca to assume ownership, possession and control of such Regulatory Materials.

            (b) AstraZeneca's Responsibilities

                  (i) After the date of assignment described in Section 3.2(a)(ii), AstraZeneca shall be responsible for the preparation, submission and maintenance of Regulatory Materials for the First Product in the United States.

                  (ii) AstraZeneca shall, to the extent set forth in the Development Plan, be responsible for the preparation, submission and maintenance of Regulatory Materials for the First Product in all countries outside of the United States.

                  (iii) AstraZeneca shall, to the extent set forth in the Development Plan, be responsible for the preparation, submission and maintenance of Regulatory Materials for all other Products in the Territory.

            (c) Accelerated Assumption Payment

                  (i) Notwithstanding anything herein to the contrary, at any time following payment by AstraZeneca to AGIX of the ARISE Milestone and the NDA Acceptance Milestone and prior to U.S. NDA Approval for the First Product, AstraZeneca may elect to pay to AGIX a nonrefundable, noncreditable payment of U.S. [****] (the "ACCELERATED ASSUMPTION PAYMENT"), and thereby (A) become the owner of

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document has been omitted pursuant to a request for confidential treatment and
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

the Regulatory Materials in the United States for the First Product in lieu of AGIX, and (B) assume decision-making authority and responsibility for the preparation, submission and maintenance of Regulatory Materials and for interaction with Regulatory Authorities, with the JDC oversight as set forth in
Section 6.3(b) and in accordance with the Development Plan, for any decisions concerning the First Product. Notwithstanding the foregoing, if Regulatory Approval for the First Product has not occurred within one hundred eighty (180) days of the Accelerated Assumption Payment, the Parties shall accept the label then proposed by the FDA for Regulatory Approval, so as to allow the Parties to promptly obtain U.S. NDA Approval for the First Product.

                  (ii) If AstraZeneca makes the Accelerated Assumption Payment, AstraZeneca shall not be obligated to pay the U.S. NDA Approval Milestone.

            (d) Expenses

                  (i) AGIX's Expenses. Prior to the Assumption Date, AGIX shall be responsible for the cost of preparing, submitting and maintaining the Regulatory Materials for the First Product in the United States.

                  (ii) AstraZeneca's Expenses. AstraZeneca shall be responsible for the cost of preparing, submitting and maintaining the Regulatory Materials for (i) the First Product (a) in the United States after the Assumption Date, and (b) in all of the other countries other than the United States in the Territory and (ii) for all other Product(s) in the Territory.

                  (iii) Cooperation Expenses. Each Party shall bear its own expenses incurred in cooperating with the owner of the Regulatory Materials or participating in the preparation, submission and maintenance of Regulatory Materials pursuant to this Section 3.2.

            (e) Ownership

                  (i) Prior to the Assumption Date, AGIX shall own all Regulatory Materials and any applications and other filings made with the FDA relating to the First Product.

                  (ii) Promptly after the Assumption Date as the Parties agree is appropriate, but no later than promptly after the date of U.S. NDA Approval, AstraZeneca shall own all Regulatory Materials and any applications and other filings made with the FDA relating to the First Product.

                  (iii) AstraZeneca shall own all Regulatory Materials and any applications and other filings made with a Regulatory Authority relating to the First Product in all countries other than the United States in the Territory. Prior to the transfer of ownership of the Regulatory Materials to AstraZeneca as described in

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

Section 3.2(e)(ii), AGIX shall provide a right of reference to the Regulatory Materials and shall take all action necessary to effect such right of reference, to the extent necessary or useful for AstraZeneca to pursue Regulatory Approval of Products in countries other than the United States.

                  (iv) AstraZeneca shall own all Regulatory Materials and any applications and other filings made with a Regulatory Authority relating to any other Product(s) in the Territory.

                  (v) Notwithstanding anything in this Agreement to the contrary:

                        (A) AGIX may keep archival copies of all Regulatory Materials that AGIX creates or receives during the Term;

                        (B) AstraZeneca shall provide to AGIX promptly after their creation, and AGIX may keep, archival copies of any material Regulatory Materials (as agreed upon by the Parties) created subsequent to the Assumption Date, or in connection with Regulatory Materials created or received by or on behalf of AstraZeneca pursuant to this Agreement at any time during the Term, including without limitation Section 3.2(e)(i)-(iv);

                        (C) AGIX shall have the right to use Regulatory Materials (including study protocols, study results, analytical methodologies, bulk and final product manufacturing process descriptions, batch records, vendor qualifications, validation documentation, and regulatory documentation) for its own internal use in connection with its research, development and commercialization activities consistent with the requirements of this Agreement but shall remain obligated under Section 10 with respect to such Regulatory Materials.

            (f) Periodic Updates. The owner of the Regulatory Materials shall be exclusively responsible (with reasonable cooperation from the other Party as may be requested by the owner of the Regulatory Materials from time to time) for all post-approval updates to Regulatory Materials, such as annual updates, supplements and amendments and routine maintenance of the submissions of the Regulatory Materials that must be provided on a Product at periodic intervals to the Regulatory Authorities. In addition, the owner of the Regulatory Materials shall be the sponsor of all filings for Indications.

            (g) Relationship with Regulatory Authorities. The Party who owns the Regulatory Materials shall have primary responsibility for interacting with Regulatory Authorities, chairing meetings with such Regulatory Authorities, responding to inquiries of such Regulatory Authorities, and other communications with such Regulatory Authorities, with regard to such Regulatory Materials or a Product, including but not

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

limited to, Regulatory Materials related to Indications and Drug Devices. Each Party shall provide to the other Party copies of any material Regulatory Materials (and any updates thereto and any other Regulatory Materials reasonably requested by a Party) submitted to Regulatory Authorities, within five (5) days of such Party's submission thereof to such Regulatory Authorities .

  3.3 Regulatory Authority Communications and Cooperation Between the Parties

            (a) General. Each Party shall provide the other Party with a copy of all material correspondence received from a Regulatory Authority (and any other correspondence reasonably requested by a Party). Each Party shall consult and cooperate with the other Party in the preparation of its Regulatory Materials and any meetings or other correspondence with a Regulatory Authority. Each Party shall further consult with and keep the other Party regularly and fully informed of, the preparation, Regulatory Authority review and approval of NDA filings for which such Party is responsible. Each Party agrees to consider in good faith any comments or suggestions made by the other Party in relation to any Regulatory Materials, but the Party responsible for submitting such Regulatory Materials shall have the final authority to determine the content of such Regulatory Materials. In the event a Party is meeting in person or by telephone with or has a hearing before any Regulatory Authority, such Party shall provide the other Party with reasonable advance notice of the time and date of such meeting or hearing and any preparatory material for use in such meeting or hearing and a reasonable number of representatives of the other Party shall have the right to attend such hearing or meeting.

            (b) Communications With Regulatory Authorities. Except as otherwise provided in the Development Plan, the Party that does not own any particular Regulatory Materials shall not, without the prior consultation with, and agreement of the owner of the Regulatory Materials, or unless so required by law, correspond or communicate with Regulatory Authorities concerning a Product covered by such Regulatory Materials or any Regulatory Materials related thereto. Each Party shall keep the other Party informed of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority which: (i) raises any material concerns regarding the safety or efficacy of a Product; (ii) indicates or suggests a potential material liability for either Party to third parties arising in connection with a Product; (iii) is reasonably likely to lead to a recall or market withdrawal of a Product; (iv) relates to a Product, Regulatory Materials, Promotional Materials, samples, package inserts, the Indications, labeling, expedited and periodic Adverse Event Reports, medical inquiries, Product Complaints, this Agreement or the Related Agreements, or (v) is otherwise important to the Development and/or Commercialization of the Product.

            (c) Communications from Regulatory Authorities. In the event that a Party receives any communication or questions from any Regulatory Authority, such

Party shall promptly notify the other Party. The owner of the Regulatory Materials shall then prepare the response to the communication (except for responses to FDA communications regarding a loss, theft, or significant loss of the other Party's Product samples). Before submitting a response to a Regulatory Authority regarding correspondence received by a Party, the owner of the Regulatory Materials shall give the other Party a reasonable and timely opportunity to comment on the response to the extent such response may affect the other Party's rights or obligations under this Agreement. If it is necessary for such other Party to respond to the FDA or any other Regulatory Authority, such Party shall seek the input and approval of the owner of the Regulatory Materials before responding.

            (d) Audit by Regulatory Authority. If a Regulatory Authority desires to conduct an inspection or audit of AstraZeneca or AGIX with regard to a Product or this Agreement, AstraZeneca and AGIX each agrees to cooperate with the Regulatory Authority and the other Party during such inspection or audit, including by allowing, to the extent practicable, a representative of the other Party to be present during the applicable portions of such inspection or audit. In the event a Party receives notice that a Regulatory Authority intends to conduct such an inspection or audit, such Party shall promptly notify the other Party of receipt of such notice.

      3.4 Communications Concerning Product. The Parties shall mutually agree upon procedures for communication and handling of Product Complaints and medical inquiries concerning a Product. All Product Complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g. wrong ingredients) shall be notified to the owner of the Regulatory Materials by telephone immediately and delivered in writing within twenty-four (24) hours of receipt of the same. Except as mutually agreed, the other Party shall not take any other action in connection with any such Product Complaint without the consent of the owner of the Regulatory Materials.

      3.5 Records. Each Party shall maintain records, in sufficient detail and in appropriate good scientific manner, that shall fully and properly reflect all work done and results achieved in the performance of its activities under the Development Plan and the Commercialization Plan. Each Party shall have the right, during normal business hours and upon reasonable prior notice, to inspect those records of the other Party referred to herein that are necessary or useful to the inspecting Party for any appropriate purpose under this Agreement, including for the purposes of making any required filings with Regulatory Authorities in order to obtain Manufacturing approvals and/or Regulatory Approvals. Each Party shall have the right to copy any such records to the extent such Party is required to have a copy to comply with Applicable Laws. Each Party shall maintain such records and the information disclosed therein in confidence in accordance with Section 10.1.

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

      3.6 Safety Matters

            (a) Information. Until the Assumption Date, AGIX shall provide AstraZeneca with all information necessary or desirable for AstraZeneca to comply with all Applicable Laws with respect to the Compounds and the Products, as the case may be. In furtherance thereof, AGIX shall (a) develop appropriate adverse experience reporting procedures, (b) provide to AstraZeneca any material information on the Compounds or Products from preclinical or clinical laboratory, animal toxicology and pharmacology studies, as well as serious or unexpected adverse experience reports from clinical trials and commercial experiences with the Compounds or Products, and (c) report and provide such information to AstraZeneca in such a manner and time so as to enable AstraZeneca to comply with all Applicable Law in countries for which Regulatory Approval is or will be sought or in which the Product is being developed, marketed or sold.

            (b) Records and Notice. Until the Assumption Date, AGIX shall (a) maintain a record of any and all complaints it receives with respect to the Compounds of the Products, (b) notify AstraZeneca in reasonable detail or any complaint received by it within ten (10) days after the event, and in any event in sufficient time to allow AstraZeneca to comply with all Applicable Law in any country in which the Product is being developed, marketed or sold.

            (c) Safety Agreement. The Parties shall, unless both Parties otherwise agree, after the Execution Date but before the Assumption Date, negotiate and execute a Safety Agreement containing appropriate provisions addressing safety issues relating to Products which is consistent with the terms of this Agreement and the Related Agreements.

4. COMMERCIALIZATION

      4.1 Global Commercialization Team and U.S. Commercialization Team. So long as AGIX is not Developing, Commercializing or Promoting a Competing 1067 Product, AGIX shall be entitled to have up to three (3) representatives designated by AGIX, at AGIX's expense, attend, observe and participate in meetings of each of the Global Commercialization Team and U.S. Commercialization Team having the relevant experience and skill appropriate for service on such Teams. Such representatives shall be regular working members of the Global Commercialization Team and U.S. Commercialization Team. AstraZeneca shall provide AGIX office space at its facilities for such representatives to facilitate such participation; provided that such representatives shall comply with all policies and reasonable restrictions imposed by AstraZeneca.

      4.2 Commercially Diligent Efforts. AstraZeneca shall use Commercially Diligent Efforts to Commercialize Product(s) in the Territory as set forth in
Section 5.

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

      4.3 Commercialization Plan

            (a) Commercialization Plan. Within ninety (90) days after the Effective Date, the Global Commercialization Team shall prepare and provide to the JMC for the JMC's approval an initial commercialization plan summarizing the plan for Commercializing the Product given the stage of the Product at the time of such plan (as such plan may be updated pursuant to Section 4.3(c), the "COMMERCIALIZATION PLAN"). Promptly following such approval, AstraZeneca shall implement the activities described in the Commercialization Plan, including, to the extent set forth in the Commercialization Plan, pre-launch market development, market research and activities to increase scientific awareness of the Product.

            (b) Content of the Commercialization Plan. An outline of the anticipated principal components of the Commercialization Plan is included in a letter delivered by AGIX to AstraZeneca on the date hereof. The Commercialization Plan as approved by the JMC pursuant to Section 4.3(a), and as updated from time to time pursuant to Section 4.3(c), shall include, at a minimum, the items listed in such Commercialization Plan outline, unless the Parties otherwise agree. Upon adoption, the Commercialization Plan shall describe the overall plan for Commercializing each Product during the first three years after Product Launch of such Product in (i) each of the countries in the Major Markets, (ii) the Secondary Market, and (iii) other countries in the Territory to the extent applicable. The Commercialization Plan shall include for each Product, without limitation, (A) a comprehensive marketing, sales, pricing, distribution and licensing strategy for such Product, including market research and activities to increase scientific awareness of the Product and pharmacoeconomic activities and programs to support pricing of the Product; (B) estimated date of Product Launch, market and sales forecasts, in numbers of patients and local currency, and competitive analysis for such Product; and (C) production and inventory forecasts. The Commercialization Plan shall include a budget which shall detail the levels of spending for all Commercialization activities covered by the Commercialization Plan and the allocation of projected sales support and time such sales support shall be spending on the Commercialization of each such Product.

            (c) Updates to the Commercialization Plan. At least once per Calendar Year, the Global Commercialization Team shall prepare an updated Commercialization Plan, which shall cover the ensuing three Calendar Years. The Global Commercialization Team shall provide all such updated Commercialization Plans to the JMC for review and approval.

      4.4 Commercialization Activities of the Parties

            (a) Compliance with the Commercialization Plan. The Parties agree to carry out their activities under the Commercialization Plan.

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

            (b) AstraZeneca Activities. AstraZeneca shall be responsible for the distribution and Commercialization of each Product in the Territory, subject to the terms and conditions of the Co-Promotion Agreement which provides for AGIX's rights to co-promote Product(s) in the United States.

            (c) AGIX Co-Promotion Activities. AGIX shall have the right to co-promote Product(s) and certain other products in the United States in accordance with the Co-Promotion Agreement; provided, however, that AGIX shall only use Promotional Materials supplied to AGIX by AstraZeneca to promote Product(s).

            (d) Commercialization Costs. Except as provided in the Co-Promotion Agreement, AstraZeneca shall bear all costs for the Commercialization of Product(s) in the Territory, including pre-approval and market development activities.

            (e) Pricing Decisions. AstraZeneca shall have sole responsibility for setting pricing for all Product(s), provided that the initial pricing for any Product(s) shall be subject to JMC approval.

            (f) Booking Sales. AstraZeneca (and, as appropriate, its Affiliates and Sublicensees) shall record on its books all sales of Products worldwide.

      4.5 Commercial Manufacturing and Supply of Products

            (a) Supply of Compound in Spray Dried Form. The Manufacture and supply of the active pharmaceutical ingredient in a spray dried form shall be effected in accordance with the Transition Services Agreement.

            (b) Management. Subject to the terms of the Transition Services Agreement, the JMC shall oversee Manufacturing pursuant to the Development Plan and the Commercialization Plan.

            (c) Product Packaging, Labeling and Formulation. AstraZeneca shall be solely responsible, at its sole cost, for supplying all of the requirements of Product formulation, packaging and labeling. AGIX shall use Commercially Diligent Efforts to facilitate any necessary transfer of technology to AstraZeneca or a Third Party chosen by AstraZeneca for Product formulation, packaging and labeling.

5. DILIGENCE AND COOPERATION

      5.1 Information Sharing

            (a) Cooperation. The Parties agree to fully cooperate in sharing information regarding Development and Commercialization, including Manufacturing, of Products in order to keep each Party informed of material developments and to provide each Party with necessary information (including without limitation any decision not to pursue Commercialization of Products in a particular country as contemplated by the Commercialization Plan) for each Party to make decisions in the manner set forth in this Agreement on material issues as they arise.

            (b) Technology Transfer. Each Party agrees to use Commercially Diligent Efforts to facilitate any necessary transfer of technology to the other Party, as reasonably requested by such other Party, to support the Development and Commercialization of Products as contemplated by this Agreement.

      5.2 Diligence Requirements

            (a) Product Development. Each Party shall use Commercially Diligent Efforts to conduct Development of Product(s) in accordance with the Development Plan. Each Party shall conduct its portion of the Development Program, in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including cGCPs, cGLPs and cGMPs, to Develop Products as provided in the Development Plan. Each Party shall use Commercially Diligent Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by that Party, without changing the allocation of responsibilities assigned in the Development Plan or this Agreement, that are necessary or desirable to enable each Party to comply with the terms and intent of this Agreement. Each Party shall use Commercially Diligent Efforts to assist the other Party, as provided in the Development Plan, to conduct Development of and obtain Regulatory Approvals of Products.

            (b) Commercialization

                  (i) AstraZeneca shall, itself or through its permitted Sublicensees, use Commercially Diligent Efforts to Commercialize Products in each Major Market.

                  (ii) AstraZeneca shall, itself or through its Sublicensees, use Commercially Diligent Efforts to Commercialize Products in the Secondary Market. All of the countries comprising the Secondary Market shall for this purpose be considered together as one market as a whole. The level of Commercially Diligent Efforts made in the Secondary Market shall take into consideration the total commercial potential of Products in the Secondary Market taken as a whole.

                  (iii) Each Party shall conduct its portion of the Commercialization Plan in compliance in all material respects with all requirements of Applicable Laws.

            (c) Coated Stents. AstraZeneca shall, itself or through its permitted Sublicensees, use Commercially Diligent Efforts to Develop and Commercialize a

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

Coated Stent in the United States if, after the first U.S. NDA Approval, the JMC approves Development of a Coated Stent. AstraZeneca shall not have any other obligation to use Commercially Diligent Efforts (or any other level of efforts) to Develop or Commercialize a Coated Stent prior to any such approval, or in any jurisdiction outside the United States.

      5.3 Failure To Use Diligence

            (a) Notice of Failure. If AGIX believes that AstraZeneca is failing to satisfy its obligations to use Commercially Diligent Efforts in accordance with this Section 5, AGIX may give AstraZeneca notice of such alleged failure, which notice shall describe such failure with reasonable specificity.

            (b) AstraZeneca Response. Within thirty (30) days following AstraZeneca's receipt of any such notice from AGIX, AstraZeneca shall provide AGIX with a written response specifying, in reasonable detail, whether or not it agrees with AGIX's belief and the reasons for its disagreement, if applicable.

            (c) Disputes. In the event of a dispute between the Parties with respect to whether AstraZeneca is using its Commercially Diligent Efforts in accordance with Section 5, as evidenced by notice from AstraZeneca of a disagreement pursuant to Section 5.3(b), such dispute shall be resolved in accordance with Section 14. Neither Party may initiate dispute resolution under
Section 14 until sixty (60) days after receipt by AGIX of a notice of disagreement described in Section 5.3(b).

6. GOVERNANCE

      6.1 General. The activities of the Parties pursuant to this Agreement shall be governed by the Alliance Managers, the JMC, the JDC, the IPC and such additional committees as established by the JMC, as provided in this Section 6.

      6.2 Alliance Managers

            (a) Appointment and Roles. Promptly after the Effective Date, each of the Parties shall appoint a single individual to act as that Party's alliance manager (the "ALLIANCE MANAGER"). The role of the Alliance Managers is to facilitate the relationship between the Parties. Alliance Managers may attend JMC meetings, JDC meetings and any other meetings of additional committees or subgroups established by the JMC pursuant to Section 6.1 and shall support the chairpersons of each such committee and group in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee. Each Party's Alliance Manager shall alternate serving as the secretary to the JMC on an annual basis, starting with AGIX.

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

            (b) Availability of Facilities. Each Party shall allow the other Party's Alliance Manager to spend any amount of time at the other Party's offices as is necessary for the other Party to perform its activities under this Agreement; provided that, each Alliance Manager shall comply with all policies and reasonable restrictions imposed by the Party hosting such Alliance Manager.

            (c) Changes in Alliance Managers. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

      6.3 Committees

            (a) JMC

                  (i) Formation and Duration. No later than thirty (30) days after the Effective Date, the Parties shall establish a Joint Management Committee ("JMC").

                  (ii) Activities of the JMC. The JMC shall be responsible for overall strategic and operational direction of the Collaboration, including without limitation:

                        (A) developing and implementing accountability mechanisms for the JDC, IPC and any other committees formed under this Agreement;

                        (B) overseeing the Manufacture of Product for commercial sales;

                        (C) reviewing and approving the Commercialization Plan and Development Plan and any amendments thereto;

                        (D) making decisions regarding Development for Indications and Combination Products and any Coated Stent or other Drug Device following the first Regulatory Approval of the first Product (however, the JMC will consider and plan, but not decide, such activities prior to such Regulatory Approval); provided that, the JMC shall have no obligation to approve Development for Combination Products that include Exclusive Market Products;

                        (E) establishing additional committees or subgroups as the JMC deems necessary or appropriate; and

                        (F) Product life cycle management relating to the Products.

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

                  (iii) Composition. Each Party shall designate up to four (4) representatives and a nonvoting Alliance Manager for membership on the JMC having the relevant experience and skill appropriate for service on the JMC.

                  (iv) Meetings. During the Term and unless otherwise agreed to by the Parties, the JMC shall meet a minimum of four times each Calendar Year in accordance with a schedule determined by the Parties and to be held in Atlanta, Georgia or Puerto Rico, unless the Parties otherwise mutually agree. Additional ad hoc meetings of the JMC may be called by either Party upon reasonable advance notice to the other Party. A Party may attend any meeting of the JMC by teleconference, video or Webex.

            (b) JDC

                  (i) Formation and Duration. No later than thirty (30) days after the Effective Date, the Parties shall establish a Joint Development Committee ("JDC").

                  (ii) Activities of the JDC. The JDC shall be responsible for oversight of all Development, including without limitation the following:

                        (A) clinical trials (including Phase IV trials) of a Product;

                        (B) preparing for approval by the JMC the Development Plans and the budgets of Development Costs and overseeing the implementation thereof ;

                        (C) proposing updates and amendments to the Development Plan for approval by the JMC;

                        (D) reviewing protocols for clinical studies of a Product;

                        (E) reviewing and overseeing regulatory strategies for each Product

                        (F) reviewing and approving the final Statistical Analysis Plan; and

                        (G) reviewing, prior to its submission to the Third Party statistician of the ARISE Study, the ARISE Results.

                  (iii) Composition. AGIX shall designate three (3) representatives and AstraZeneca shall designate three (3) representatives for membership on the JDC having the relevant experience and skill appropriate for service on the JDC.

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

                  (iv) Meetings. Prior to U.S. NDA Approval for the First Product, the JDC shall meet at least once a month. After U.S. NDA Approval and unless otherwise agreed to by the Parties, the JDC shall meet at least four times each Calendar Year. Such meetings shall be in accordance with a schedule and at a location mutually determined by the Parties. Ad hoc meetings of the JDC may be called by either Party upon reasonable advance notice to the other Party. Upon mutual agreement, such ad hoc meetings may be face-to-face or by teleconference, video or Webex.

            (c) Representatives. The Parties, through the committee structure, may establish and later change the number of representatives on the JMC or JDC committee as long as an equal number of representatives from each of AstraZeneca and AGIX are maintained. Each Party may change its representatives to the JDC or JMC at any time by written notice to the other Party.

            (d) Committee Chairs. The JMC shall be co-chaired by AstraZeneca and AGIX. Prior to the earlier of (a) the date U.S. NDA Approval is received and (b) the date that AstraZeneca makes an Accelerated Assumption Payment, the JDC shall be chaired by a representative of AGIX. After such date, the JDC shall each be chaired by a representative of AstraZeneca.

            (e) Expenses. Each Party shall bear the expense of the participation of its respective members and the Alliance Managers in the JMC and JDC meetings.

            (f) Agenda and Minutes. At least five (5) Business Days prior to each JDC or JMC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. At least two (2) Business Days prior to each JDC or JMC meeting, each Party shall provide written copies to the other Party of all presentations to be made at such meeting. Reasonably detailed written minutes shall be kept of all JDC and JMC meetings and shall reflect, without limitation, material decisions made at such meeting. Responsibility for keeping the JMC minutes shall alternate between the co-chairs of each Party, beginning with AstraZeneca. The chairperson of the JDC shall be responsible for keeping the JDC minutes. Meeting minutes shall be sent to each committee member for review and approval within five (5) Business Days after such meeting. Minutes shall be deemed approved unless a committee member objects to the accuracy of such minutes within ten (10) Business Days of receipt.

            (g) Decision-making

                  (i) Decisions. The Parties' representatives on the JMC and JDC shall use all reasonable efforts, acting in good faith, to resolve all issues presented to them as expeditiously as possible. Each Party's representatives on the JMC and JDC shall make decisions by consensus. All JMC and JDC decisions shall be made by unanimous vote, and each Party's representatives shall collectively have one vote.

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

                  (ii) Decision-making Authority. Notwithstanding anything to the contrary, neither the JDC or the JMC shall have the authority to determine any of the matters for which (i) one or more of the Parties is allocated decision-making authority elsewhere in this Agreement or (ii) the Agreement provides that the matter in question is explicitly a matter requiring the mutual or joint agreement of the Parties. Each of the JDC and JMC shall be deemed to have a quorum if they have at least two (2) designated representatives from each Party. A quorum shall also be deemed to have been achieved if at least ten (10) Business Days written notice of a meeting, including a proposed agenda, has been provided for a meeting held by telephone conference or in Atlanta, Georgia or Puerto Rico.

                  (iii) Disputes

                        (A) JDC Disputes. The JDC, or either Party, may, after thirty (30) days (or such other period as the Parties otherwise agree) of good faith efforts to reach a unanimous decision on an issue, refer any unresolved issue to the respective heads of the appropriate department for each Party. If the department heads can not resolve such issue within ten
      (10) days, then such issue shall be referred to the JMC.

                        (B) JMC Disputes. The JMC or either Party may, after thirty (30) days (or such other period as the Parties may otherwise agree) of good faith efforts to reach a unanimous decision on an issue refer such issue to the officers set forth in Section 14.1(b), or their designee. Such officers of the Parties shall meet promptly thereafter and shall negotiate in good faith to resolve the issues. If the issues were raised by the JDC and if they cannot resolve the issue within thirty (30) days of commencing negotiations, prior to the earlier of (i) the date U.S. NDA Approval is received and (ii) the date upon which AstraZeneca makes an Accelerated Assumption Payment, the resolution of such issue shall be determined by AGIX. For all other JMC issues, the resolution of any such issue shall be determined by AstraZeneca.

                  (iv) Decisions Affecting Development and Commercialization Plans. Notwithstanding anything in this Section 6 to the contrary:

                        (A) no decision by the JDC or the JMC shall affect AstraZeneca's control of all aspects regarding the Commercialization of Products;

                        (B) neither Party's rights and obligations as contained in this Agreement can be amended without such Party's consent;

                        (C) prior to the Assumption Date, no decision by the JDC or the JMC shall increase AstraZeneca's development obligations as set forth in the Development Plan Outline or AstraZeneca's commercialization obligations

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

      as set forth in the Commercialization Plan outline included in a letter delivered by AGIX to AstraZeneca on the date hereof, without the consent of AstraZeneca; and

                        (D) after the Assumption Date, AstraZeneca shall have authority to determine the resolution of any disagreement in the JMC with respect to the approval of the Development Plan governing activities following U.S. NDA Approval, even if such Development Plan was approved prior to U.S. NDA Approval.

            (h) IPC. No later than thirty (30) days after the Effective Date, the Parties shall establish an Intellectual Property Committee ("IPC"). The IPC shall be responsible for overseeing all intellectual property matters as further described in Section 9. The IPC shall be governed by the rules and procedures set forth in Section 9.2.

7. LICENSES AND COVENANTS

      7.1 License Grants to AstraZeneca

            (a) License to AGIX IP. Subject to the terms of this Agreement, including Section 7.1(b) and Section 7.1(c), and AGIX's retained rights solely to the extent necessary to perform it obligations under the Transition Services Agreement, AGIX hereby grants to AstraZeneca an exclusive license, with the right to sublicense, under the AGIX Compound Patents, Other AGIX Patents and AGIX Know-How (other than as set forth in Exhibit 11.5), to research, develop, make, have made, use, sell, have sold, offer for sale and import the Compound and Products in the Field in the Territory.

            (b) Distribution and Co-Promotion

                  (i) Neither AstraZeneca nor its Affiliates shall be permitted to appoint distributors to distribute, market or sell Products in any Major Market [****] without the prior approval of AGIX.

                  (ii) AstraZeneca and its Affiliates shall have the right, in their sole discretion, to appoint distributors to distribute, market and sell the Products [****] and in any other countries in the Territory that are not part of the Major Market.

                  (iii) AstraZeneca and its Affiliates shall have the right, in their sole discretion, to co-promote the Products with Third Parties in countries other than the Major Market and to appoint Third Parties to promote the Products in such countries.

                  (iv) Notwithstanding the foregoing, AstraZeneca may appoint any Affiliate to distribute, market or sell Products without restriction.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

                  (v) Notwithstanding anything herein to the contrary, AstraZeneca may engage contract sales organizations to Promote Products, provided that any sales of Products effected by any such organization are booked by AstraZeneca.

            (c) Sublicenses

                  (i) Neither AstraZeneca nor its Affiliates shall be permitted to enter into any Noncompulsory Sublicenses in any Major Market [****] without the prior approval of AGIX.

                  (ii) AstraZeneca and its Affiliates shall be permitted to enter into Compulsory Sublicenses and Noncompulsory Sublicenses in any country in the Territory other than a Major Market on the terms set forth in this
Section 7.1(c).

                  (iii) AstraZeneca and its Affiliates shall not enter into any Noncompulsory Sublicense of the rights granted in this Agreement with a Sublicensee to the extent permitted in this Section 7.1(c) unless the Sublicensee agrees to all applicable terms of this Agreement.

                  (iv) No Compulsory Sublicenses or Noncompulsory Sublicense shall relieve AstraZeneca of any obligations it has under this Agreement.

                  (v) AstraZeneca shall promptly notify AGIX upon entering into any Compulsory Sublicense and any Noncompulsory Sublicense.

                  (vi) Notwithstanding the foregoing, AstraZeneca may enter into any Sublicense with any Affiliate without restriction, except as described in clauses (iii) and (iv) of this Section 7.1(c).

                  (vii) All Sublicensees shall be bound by the provisions of
Section 10 of this Agreement.

      7.2 License Grants to AGIX. Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to AGIX a non-exclusive, royalty-free license, with the right to sublicense, under AstraZeneca IP and AGIX IP, to Develop, Manufacture and Commercialize the Compound and Products in the Field only to the extent necessary for AGIX to perform its obligations and exercise its rights under this Agreement and the Transition Services Agreement. AGIX shall promptly notify AstraZeneca upon entering into any sublicense under this
Section 7.2. All such sublicensees shall be bound by the provisions of Section 10 of this Agreement.

      7.3 Rights Acquired from Third Parties

            (a) Option. In the event that AGIX acquires or licenses, or has the opportunity to acquire or license, rights from any Third Party (other than the Pre-Existing

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

Third Party Licenses) that, if Controlled by AGIX would be Licensed Patents or AGIX Know-How, and where AGIX is required to pay upfront payments, royalties, milestones or other payments to such Third Party for such rights, then:

                  (i) AGIX shall send AstraZeneca a written notice within thirty
(30) days of when AGIX has licensed or otherwise acquired such rights;

                  (ii) AstraZeneca shall have the option to acquire a Non-Exclusive Sublicense to such rights to Develop, Manufacture and Commercialize the Compound and Products in the Field during the Term from any Party where AGIX is required to pay royalties, milestones or other payments (including upfront payments) to such Third Party for such rights (to the extent that such Third Party permits such Sublicense to be granted to AstraZeneca); provided that AstraZeneca reimburses AGIX for a portion of the amounts paid by AGIX to such Third Party that are reasonably allocable to AstraZeneca as agreed to by the Parties based on the value to AstraZeneca of such Sublicense relative to its use by AGIX and Third Parties for other purposes; and

                  (iii) The option described in this Section 7.3 may be exercised by written notice to AGIX at any time within sixty (60) days after receipt of the written notice described in Section 7.3(a)(i), which shall be accompanied by an undertaking by AstraZeneca to pay to AGIX the payments required by this Section 7.3.

            (b) Participation in Discussion with Third Parties. To the extent practicable and permitted, if AGIX identifies any rights described in Section 7.3(a) that are controlled by a Third Party and that were developed independently of AGIX and where AGIX is considering acquiring such rights solely for use in Development and Commercialization of the Compound and Products, AGIX shall permit AstraZeneca to participate in any discussions with such Third Party regarding obtaining a Sublicense to any such rights.

      7.4 Covenants Concerning the Products, the Compound and the Field

            (a) Expansion of Field for the Compound. In the event that AGIX can reasonably demonstrate that the exploitation of the Compound in an indication outside of the Field (the "EXPANDED FIELD INDICATION") presents a reasonable commercial opportunity, then AGIX may, but shall not be required to, present to AstraZeneca all relevant information demonstrating such opportunity for the Compound in the Expanded Field Indication (the "INDICATION INFORMATION"). Any dispute regarding whether an Expanded Field Indication presents reasonable commercial opportunity shall be resolved in accordance with Section 14 of this Agreement. For the [****] Expanded Field Indications, within thirty (30) days of receipt of the Indication Information, (i) AstraZeneca shall pay to AGIX [****] and (ii) the Field shall automatically be expanded to include the Expanded Field Indication. Following the [****] payments of the Indication
Fee as described in the preceding sentence, upon delivery of Indication Information regarding additional Expanded Field Indications, the

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filed separately with the Securities and Exchange Commission.

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Field shall automatically be expanded to include such Expanded Field
Indications, but no further Indication Fees shall be due to AGIX. AstraZeneca shall be free to Develop, Commercialize and Manufacture, in its discretion, the Compound and any Product within any Expanded Field Indication. The provisions of Articles 2, 3, 4, 5, 6 and Sections 8.1, 8.2 shall not apply to any Development, Manufacture or Commercialization of a Product within the Expanded Field Indication. AGIX shall not directly or indirectly Develop, Commercialize or Manufacture the Compound other than pursuant to this Agreement.

            (b) Expansion of Field for Probucol Analogs. In the event that AGIX can reasonably demonstrate that the exploitation of a Probucol Analog in the Field (the "LICENSED PROBUCOL ANALOG") presents a reasonable commercial opportunity, then AGIX may, but shall not be required to, present to AstraZeneca all relevant information demonstrating such opportunity for such Licensed Probucol Analog (the "PROBUCOL ANALOG INFORMATION"). Any dispute regarding whether an Licensed Probucol Analog presents reasonable commercial opportunity shall be resolved in accordance with Section 14 of this Agreement. For the [****] Licensed Probucol Analogs, within thirty (30) days of receipt of the Indication Information, (i) AstraZeneca shall pay to AGIX [****] and (ii) the definition of Compound under this Agreement shall automatically be expanded to include the Licensed Probucol Analog. Following the [****] payments of the Probucol Analog Fee as described in the preceding sentence, upon delivery of Probucol Analog Information regarding additional Licensed Probucol Analogs, the definition of Compound shall automatically be expanded to include such Licensed Probucol Analogs, but no further Probucol Analog Fee shall be due to AGIX. AstraZeneca shall be free to Develop, Manufacture and Commercialize, in its discretion, any Licensed Probucol Analog within the Field. The provisions of Articles 2, 3, 4, 5, 6 and Sections 8.1, 8.2 shall not apply to any Development, Manufacture or Commercialization of a Licensed Probucol Analog within the Field. AGIX shall not directly or indirectly Develop, Manufacture or Commercialize any Probucol Analog in the Field other than the Development, Manufacture or Commercialization of Products pursuant to this Agreement and otherwise pursuant to this Section.

            (c) Cooperation

                  (i) Subject to Section 7.4(c)(iii), AGIX shall consult with AstraZeneca prior to engaging in any activity that AGIX believes could violate the requirements of this Section 7.4. As part of such consultation, AGIX shall provide to AstraZeneca such information as AstraZeneca reasonably requests to assist AstraZeneca in discussing such activities.

                  (ii) Subject to Section 7.4(c)(iii), AstraZeneca may at any time initiate discussions with AGIX if AstraZeneca reasonably believes that AGIX has been violating or could violate the requirements of this Section 7.4. AGIX shall provide to AstraZeneca such information as AstraZeneca reasonably believes is necessary to assist

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

AstraZeneca in considering whether such activities constituted or could constitute such a violation.

                  (iii) AGIX may, in lieu of consulting with AstraZeneca pursuant to Section 7.4(c)(i) or Section 7.4(c)(ii), or in lieu of providing information pursuant to either such section, elect to seek an opinion from a neutral outside patent counsel with appropriate legal and technical credentials as to whether a compound to be developed, manufactured or commercialized by AGIX is a Probucol Analog in the Field. AGIX shall inform AstraZeneca in writing promptly upon making any such election. AGIX shall select the neutral outside patent counsel from the list of appropriate outside patent counsel created by the IPC pursuant to Section 9.2(c)(i). Such counsel shall not disclose to AstraZeneca any discussions between AGIX and the counsel, or any other information provided to such counsel by AGIX. AGIX shall provide to AstraZeneca a copy of any such opinion, with such opinion to be redacted as AGIX reasonably considers appropriate to protect AGIX's proprietary interests. In the event such counsel determines that, in such counsel's opinion, the compound AGIX proposes to develop, manufacture or commercialize is not a Probucol Analog in the Field, AGIX shall (assuming its activities otherwise comply with Section 7.4(b)) be permitted to continue engaging in such activities subject to AstraZeneca's further right to initiate discussions pursuant to Section 7.4(c)(ii); provided, however, that to the extent AstraZeneca disagrees with such determination, AstraZeneca may refer such issue to arbitration in accordance with Section 14. In the event such counsel determines that, in such counsel's opinion the compound proposed to be developed, manufacture or commercialized is a Probucol Analog in the Field, AGIX shall cease such activities promptly; provided, however, that to the extent that AGIX disagrees with such determination, AGIX may refer the issue to arbitration in accordance with Section 14. If such neutral patent counsel determines that such compound is not a Probucol Analog in the Field and AstraZeneca refers such issue to arbitration pursuant to Section 14, AGIX shall be permitted to continue such activities during the pendency of such arbitration proceedings.

            (d) AGIX Activities Outside this Agreement. AstraZeneca shall not take any action that would prevent appropriate cardiovascular safety studies on Probucol Analogs being developed for therapeutic uses outside the Field, including, but not limited to, preclinical studies and clinical studies such as Thorough QT Studies or long-term cardiovascular safety studies required by Regulatory Authorities for clinical development and registration of such compounds for indications outside the Field; provided that no such study shall result in a label for a Probucol Analog that would permit a promotable efficacy claim in the Field.

            (e) Equitable Remedies. Each Party acknowledges that its breach of
Section 7.4 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of such a breach, the non-breaching Party shall be entitled to obtain injunctive relief, without the need to show damages or harm, in addition to any other remedies it may have at law or in equity.

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

            (f) Certain AstraZeneca Actions Involving AGIX Patents. AstraZeneca shall not (i) directly or indirectly oppose, or assist any Third Party to oppose, in any patent office or court proceeding, the grant of any patent or patent application within the Licensed Patents, and, in any patent office or court proceeding, dispute or directly or indirectly assist any Third Party to dispute, the validity of any patent within the Licensed Patents or any of the claims thereof, including opposing any application for amendment thereto; or
(ii) bring any claim or proceedings of whatever nature in relation to the Licensed Patents against AGIX and AGIX's Affiliates (and in respect of the foregoing their directors and officers) in respect of any activities carried out by them under any Licensed Patents which may be the subject of a Valid Patent Claim of the Licensed Patents; provided, however, that the foregoing shall not prohibit AstraZeneca from bringing an action against AGIX as the result of any breach of a representation, warranty, covenant or obligation by AGIX or Affiliates or otherwise under or arising out of this Agreement.

            (g) Non-solicitation. During the Term, neither Party, nor any of its Affiliates, or Representatives of such Party or Affiliate, shall, in any manner, directly or indirectly, independently, in concert with a Third Party, or on behalf of a Third Party, solicit to employ any of the officers or management employees of the other Party, or of any Affiliate of such other Party, as well as any employee in such other Party's, or the other Party's Affiliate's, research department, without in any such case obtaining the prior written consent of such other Party; provided that nothing herein prevents a Party from making general solicitations not directed to the other Party's or the other Party's Affiliate's employees, such as customary advertisements or website postings.

8. PAYMENTS AND REPORTS

      8.1 Upfront Payment. In partial consideration for the licenses and other rights granted in this Agreement and the Related Agreements, AstraZeneca shall pay to AGIX a nonrefundable, noncreditable payment of Fifty Million Dollars (US $50,000,000) within three (3) Business Days following the Effective Date. Such payment shall be made in immediately available funds via a Federal Reserve electronic wire transfer to a bank account designated by AGIX.

      8.2 Milestone Payments

            (a) Timing of Payment

                  (i) The Parties shall be obligated to pay the milestones described in this Section 8 upon occurrence of the applicable milestone event and a notice from the Party that first becomes aware of the event to the other Party.

                  (ii) The Party obligated to pay the milestone shall have fifteen (15) days following receipt of each notification of the achievement of a Development Milestone listed below and the milestone listed in Section 8.2(e) in which to pay the corresponding amount to the other Party in immediately available funds via a Federal Reserve electronic wire transfer to an account designated by such receiving Party.

                  (iii) Each Commercial Milestone listed below shall be payable with the Royalty due for the fourth Calendar Quarter of the Calendar Year in which the Commercial Milestone is met for the first time. If more than one Commercial Milestone is achieved in any Calendar Year, all Commercial Milestones due for such Calendar Year shall be payable with the Royalty due for the fourth Calendar Quarter of the Calendar Year in which the Commercial Milestones are met.

            (b) Disclosure of Development Milestone Obligation. Each Party shall inform the other Party within five (5) days of the achievement of any such Development Milestone by such Party, its Affiliate or Sublicensee, and shall provide the other Party with substantiation of the achievement of the milestone.

            (c) No Multiple Milestones. Each Development Milestone and Commercial Milestone shall be payable one time only and not for each Product or Indication or for each time that the "Annual Net Sales" (total Net Sales in a Calendar Year) exceeds a certain amount.

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

            (d) Milestones Payable to AGIX

                                                                                          Payment Amount
                                                                                          --------------
     Development Milestones
     [****]

TOTAL ACHIEVABLE DEVELOPMENT MILESTONES ......................................            $  300 MILLION

     Commercial Milestones
     [****]

         TOTAL ACHIEVABLE COMMERCIAL MILESTONES ..............................            $  650 MILLION

Notwithstanding the foregoing, the [****] period specified for [****] shall be tolled (i.e., extended) for an additional period equal to the number of days between when it is determined that there are Final Arise Results and the date that AstraZeneca advises AGIX that it has initiated a CMIT Study.

            (e) Milestone Payable to AstraZeneca. AGIX shall pay AstraZeneca [****] upon Product Launch of a Coated Stent in the United States.

8.3 Royalties. AstraZeneca will pay to AGIX Royalties as provided in this
Section 8.3.

            (a) Royalties for Sales in [****] During [****]. Except as provided in Section 8.4, for each of the first three Calendar Quarters of each Calendar Year during the applicable Royalty Term, AstraZeneca will pay AGIX, no later than forty-five (45) days following the end of each such Calendar Quarter, the following Royalties on Net Sales for such Calendar Quarter at the applicable royalty rates based on Annualized

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

Quarterly Net Sales of all Products sold in the [****], subject to adjustment in accordance with Section 8.4:

                  (i) [****] if such Annualized Quarterly Net Sales are less than or equal to [****];

                  (ii) [****] if such Annualized Quarterly Net Sales are greater than [****] and less than or equal to [****];

                  (iii) [****] if such Annualized Quarterly Net Sales are greater than [****]and less than or equal to [****];

                  (iv) [****] if such Annualized Quarterly Net Sales are greater than [****] and less than or equal to[****];

                  (v) [****]if such Annualized Quarterly Net Sales are greater than [****] and less than or equal to [****]; and

                  (vi) [****]if such Annualized Quarterly Net Sales are greater than[****] and less than [****].

The percentage rate specified in Sections 8.3(a)(i) through (vi) above shall apply to all Net Sales and not just Net Sales above the levels specified in each subsection. For example, if Net Sales in [****] for a Calendar Quarter are [****], the Royalty payable to AGIX for such sales would be [****].

For Annualized Quarterly Net Sales in [****] in excess of [****], a Royalty of[****] plus an additional Royalty of [****] of the amount in excess of [****] shall be paid. Thus, for example, if Net Sales in [****] for a Calendar Quarter are [****], the Royalty payable to AGIX for such sales would be [****].

            (b) Royalties for Sales Outside [****] During [****]. Except as provided in Section 8.4, for each of the first three Calendar Quarters of each Calendar Year during the applicable Royalty Term, AstraZeneca will pay AGIX, no later than forty-five (45) days following the end of each such Calendar Quarter, the following Royalties on Net Sales for such Calendar Quarter at the applicable royalty rates based on the aggregate Annualized Quarterly Net Sales of all Products sold in all countries and jurisdictions in the Territory other than [****], subject to adjustment in accordance with Section 8.4:

                  (i) [****] if such Annualized Quarterly Net Sales are less than or equal to [****];

                  (ii) [****]if such Annualized Quarterly Net Sales that are greater than [****]and less than or equal to [****];

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

                  (iii) [****] if such Annualized Quarterly Net Sales are greater than [****] and less than or equal to [****]; and

                  (iv) [****] if such Annualized Quarterly Net Sales are greater than [****]. The percentage rate specified in Sections 8.2(b)(i) through (iv) above shall apply to all Net Sales, and not just Net Sales above the levels specified in each subsection. Thus, for example, if Net Sales in all countries in the Territory [****] for a Calendar Quarter are [****], the Royalty payable to AGIX for such sales would be [****].

            (c) Royalties Payable for the Fourth Calendar Quarter of Each Calendar Year. Except as provided in Section 8.4, although Royalties payable for the first three Calendar Quarters of each Calendar Year are based on Annualized Quarterly Net Sales pursuant to Section 8.3(a) and Section 8.3(b), total Royalties for each Calendar Year shall be based on total Net Sales for such Calendar Year. As the level of Annualized Quarterly Net Sales in each Calendar Quarter of a given Calendar Year increases or decreases, the Royalty payable for the fourth Calendar Quarter of such Calendar Year shall be adjusted so that the total Royalties due for such Calendar Year are paid for total Net Sales for the entire Calendar Year rather than Annualized Quarterly Sales. Thus, notwithstanding anything in this Section 8.3 to the contrary, Royalties owed and paid in respect of the fourth Calendar Quarter of each Calendar Year during the Term (and in respect of the final Calendar Quarter of the Term if it is not a fourth Calendar Quarter) shall be determined in accordance with this Section 8.3(c).

                  (i) First, Royalties owed for Net Sales for the entire Calendar Year [****]shall be determined as follows, subject to adjustment in accordance with Sections 8.4:

                        (A) [****] if such total Net Sales for such Calendar Year are less than or equal to [****];

                        (B) [****] if such total Net Sales for such Calendar Year are greater than [****] and less than or equal to [****];

                        (C) [****] if such total Net Sales for such Calendar Year are greater than [****] and less than or equal to [****];

                        (D) [****] if such total Net Sales for such Calendar Year are greater than [****]and less than or equal to [****];

                        (E) [****] if such total Net Sales for such Calendar Year are greater than [****] and less than or equal to [****];

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

                        (F) [****] if such total Net Sales for such Calendar Year are greater than [****] and less than [****].

For total Net Sales for such Calendar Year [****] in excess of [****], a Royalty of [****] plus an additional Royalty of [****] of the amount in excess of [****] shall be paid.

                  (ii) Second, Royalties owed for Net Sales for the entire Calendar Year for [****] shall be determined as follows, subject to adjustment in accordance with Section 8.4:

                        (A) [****] if such total Net Sales for such Calendar Year are less than or equal to [****];

                        (B) [****] if such total Net Sales for such Calendar Year are greater than [****] and less than or equal to [****];

                        (C) [****]if such total Net Sales for such Calendar Year are greater than [****] and less than or equal to [****]; and

                        (D) [****] if such total Net Sales for such Calendar Year are greater than [****].

                  (iii) Third, the sums determined pursuant to Section 8.3(c)(i) and Section 8.3(c)(ii) shall be added together.

                  (iv) Fourth, the total Royalties paid by AstraZeneca in respect of the first three Calendar Quarters for such Calendar Year shall be subtracted from the amount determined pursuant to Section 8.3(c)(iii).

                  (v) Finally, the Royalty due and payable in respect of the fourth Quarter of the Calendar Year shall equal the amount determined pursuant to Section 8.3(c)(iv).

                  (vi) For example, if total Royalties paid in the first three Calendar Quarters of a given Calendar Year are [****], and Net Sales for such Calendar Year [****] are [****] and Net Sales for such Calendar Year for [****] are [****], and there are no adjustments pursuant to Section 8.4, the Royalty due for the fourth Calendar Quarter of such Calendar year is [****].

      8.4 Adjustments and Changes to Royalty Rates in Certain Circumstances

            (a) End of Royalty Term. Notwithstanding anything else to the contrary in Section 8.3, if, during the applicable Royalty Term in any country in the Territory, there ceases to be a Valid Patent Claim of a Licensed Patent, Joint Patent or

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

AstraZeneca Patent that would preclude a Third Party from developing, making, using, selling or importing such Product in such country, then during the remainder of the applicable Royalty Term, Royalties payable pursuant to this
Section 8 shall be reduced in such country so that they would equal [****] of the Royalties that otherwise would have applied during such period in such country (taking into account all adjustments, including those under subsections
(b) through (f) below), but for this Section 8.4(a). For example, if Net Sales [****] for the first Calendar Quarter of a particular Calendar Year was [****] and further assuming that on the day immediately preceding such Calendar Quarter there ceases to be a Valid Patent Claim of a Licensed Patent, Joint Patent or AstraZeneca Patent that would preclude a Third Party from developing, making, using, selling or importing such Product [****], and if the Net Sales [****] for such first Calendar Quarter was [****] (and further assuming that there were not other sufficient Net Sales [****] that increased the applicable royalty rate to more than [****]), then the Royalty payable to AGIX for such sales [****] would be [****]. Any such Royalties shall be payable at the times and under the circumstances otherwise provided in this Section 8.

            (b) Third Party Royalties

                  (i) The Royalties required to be paid with respect to any particular country and any particular Calendar Quarter pursuant to Section 8.3 shall be subject to a reduction by AstraZeneca in an amount equal to [****] of the amount of Third Party Royalties (other than royalties and other payments paid pursuant to Pre-Existing Third Party Licenses arising out of the Development or Commercialization of Products) that were paid by AstraZeneca in such country during such Quarter to any Third Party that is or has at any time been an Affiliate of AGIX.

                  (ii) The Royalties required to be paid with respect to any particular country and any particular Calendar Quarter pursuant to Section 8.3 shall be subject to a reduction by AstraZeneca in an amount equal to [****] of the amount of Third Party Royalties (other than royalties and other payments paid pursuant to the Pre-Existing Third Party Licenses arising out of the Development or Commercialization of Products) that are paid by AstraZeneca in such country during such Calendar Quarter; provided however, that:

                        (A) such reduction may be made only to the extent such Third Party Royalties have not previously been subject to reduction pursuant to this Section 8.4; and

                        (B) no reductions in royalties otherwise due to AGIX shall exceed an amount equal to [****]of the amount otherwise due in such country pursuant to Section 8.3 for such Calendar Quarter.

Any amount that has not been reduced on such date because of this Section 8.4 shall not be eligible for further reduction in any succeeding royalty payment or payments due for

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

such Product. AstraZeneca shall be responsible for any financial obligations accruing after the Effective Date under the Pre-Existing Third Party Licenses arising out of the Development or Commercialization of Products. AGIX shall not amend a Pre-Existing Third Party License without the prior written consent of AstraZeneca; provided, however, that consent shall not be unreasonably withheld; provided further that AstraZeneca shall be permitted to withhold consent for any amendment that materially increases costs or that decreases AstraZeneca's rights under such Pre-Existing Third Party License.

            (c) Generic Competition. Notwithstanding anything else to the contrary in this Agreement, for any Product in any country in the Territory, if and so long as there is Generic Competition with respect to such Product, then AstraZeneca shall not be obligated to pay AGIX any Royalties pursuant to this Agreement in respect of Net Sales for such Product in such country. If Generic Competition commences and no longer exists in such country for such Product, then the Royalty obligations for Net Sales of such Product in such country shall be reinstated from the date of cessation of such Generic Competition until the end of the Royalty Term, or until Generic Competition occurs again in such country for such Product.

            (d) Sublicenses

                  (i) During the applicable Royalty Term in each country in the Territory, for any Compulsory Sublicense, AstraZeneca will pay AGIX, no later than forty-five (45) days following the end of the preceding Calendar Quarter, a payment equal to [****] of all amounts received by AstraZeneca as consideration during such Calendar Quarter for any Compulsory Sublicense (either from the Sublicensee or any other Third Party) in the form of milestones, royalty payments or any other form of consideration (including, if the Sublicensee purchases Product from AstraZeneca for resale, the gross sales price paid by such Sublicensee minus AstraZeneca's costs for Manufacture of such Product), subject to adjustment in accordance with Section 8.4.

                  (ii) Sales of Products under or as a result of Noncompulsory Sublicenses, for purposes of the definition of "Net Sales" and for calculating royalties under this Section 8.4, shall be deemed to be "Net Sales" by AstraZeneca.

            (e) Coated Stents. Notwithstanding anything else in this Section 8 to the contrary, if the JMC approves the Development and Commercialization of Coated Stents, the Parties will, prior to Product Launch of any such Product, negotiate in good faith the Royalties and any other payments to be paid to AGIX in respect of sales of such Product, with such terms to be based on terms then prevailing in comparable arrangements involving Third Parties and all other relevant factors.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

            (f) Combination Products

                  (i) For Combination Products containing one or more Exclusive Market Product(s), in each country in which such Combination Product is sold, Net Sales shall be adjusted as follows:

                        (A) Net Sales shall be multiplied by the Net Sales of the Combination Product during the applicable Calendar Quarter by the fraction A/(A+B), where A is the Standard Sales Price of the Product containing the same amount of Compound as the sole active ingredient as the Combination Product in question in such country and B is the Standard Sales Price of the ready for sale product containing the same amount of the other therapeutically active ingredient that is contained in the Combination Product in question in such country, in each case during the applicable Calendar Quarter. For clarity, if a Combination Product contains three or more active ingredients (including the Product), the Standard Sale Price of such additional Exclusive Market Products , calculated in the same manner as described above, shall be included in the denominator so that such fraction shall be A/(A+B1+ B2+...).

                        (B) If sales of the Product or the Exclusive Market Product did not occur in such Calendar Quarter, then the most recent previous Standard Sales Price of the Product containing the same amount of Compound as the sole active ingredient as the Combination Product in question in the given country, shall be used. If, in a specific country, both a Product containing the Compound(s) and a product containing the other active ingredients in such Combination Product are not sold separately, a market price for such Product and such other active ingredients shall be negotiated by the Parties in good faith based upon the costs, overhead and profit as are then incurred for such Combination Product and all Products then being made and marketed by AstraZeneca and having an ascertainable market price that are comparable to such Product or such other active ingredients, as applicable; provided, however, that in no event shall the Royalty due to AGIX for such Combination Product be less than [****] of what the Royalty would have been if the Net Sales for such Combination Product were calculated by multiplying the number of units of the Combination Product sold times the selling price of such Product as if sold alone.

                        (C) Notwithstanding anything else in this Section 8.4(f)(i) to the contrary, if AstraZeneca or one of its Affiliates or Sublicensees sells such a Combination Product in a country for less than [****] of the sum of the then-Standard Sales Prices of the Product and the Exclusive Market Product(s) that make up such Combination Product as sold separately in finished form in such country, then in no event shall the Royalty due to AGIX for such Combination Product be less than [****] of what the Royalty would have been if

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document has been omitted pursuant to a request for confidential treatment and
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      the Net Sales for such Combination Product were calculated by multiplying the number of units of the Combination Product sold times the selling price of the Product as if sold alone. If the Product is not then sold separately in such country, then the most recent previous Standard Sales Price in such country of such Product shall be used.

                  (ii) For Combination Products containing, as active pharmaceutical ingredients, only Non-Exclusive Market Product(s) and a Product, in each country in which such Combination Product is sold, the Net Sales for such Combination Product shall be calculated by multiplying the number of units of the Combination Product sold by the selling price of the Product as if sold alone.

      8.5 Payment; Report

            (a) Reports. Following the First Commercial Sale of a Product, AstraZeneca shall furnish to AGIX, within forty-five (45) days following the end of each Calendar Quarter, a written report for such Calendar Quarter showing, for each Product in each country in the Territory, (i) the adjustments resulting from the deductions in the definition of "Net Sales" and from the calculation of the amount of any applicable reductions or limitations pursuant to Section 8.4 to the extent reasonably available to AstraZeneca on a global basis; (ii) total Net Sales; and (iii) the calculation of Royalties due.

            (b) Records and Audit. AstraZeneca shall maintain, and shall require its Affiliates and Sublicensees to maintain, for at least [****], complete and accurate books and records in connection with the sale of Products as necessary to allow the accurate calculation of the Royalties.

      8.6 Exchange Rate; Manner and Place of Payment

            (a) Payments. Unless otherwise specified in writing by the receiving Party, all payments to be made by a Party making a payment under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds selected by the paying Party to a bank account designated in writing by the receiving Party from time to time.

            (b) Sales [****]. With respect to sales [****], Net Sales shall be converted from the local currency to United States dollars based on applicable currency exchange rates (as provided in Section 8.6(c)), and royalty amounts owed shall be calculated based on such dollar amounts and paid to AGIX.

            (c) Exchange Rate. The conversion of non-U.S. dollar sales into U.S. dollar sales shall be calculated in accordance with AstraZeneca's then current foreign exchange conversion methodology for external financial reporting to the Securities and Exchange Commission.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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            (d) Tax Liability. In the event that, between the Effective Date and the end of AGIX's second full tax year after Product Launch, any amount paid by AstraZeneca to AGIX under this Section 8 suffers tax to be withheld by AstraZeneca under applicable law or regulation ("Withholding Tax") for which AGIX cannot obtain offset against U.S. corporate tax liability before foreign tax credit for that year, then AstraZeneca shall, upon AGIX's claim to be delivered in writing within four (4) months of the end of the relevant year, advance AGIX the amount of such Withholding Tax to the extent that such offset has not been obtained. Within thirty (30) days after the actual filing date of a subsequent U.S. federal income tax return on which any amount of such Withholding Tax so advanced under the preceding paragraph is offset against AGIX's U.S. corporate tax liability as filed, AGIX shall repay to AstraZeneca the corresponding amount previously advanced to AGIX by AstraZeneca, without interest. In any event, all amounts advanced under this Section 8.6(d) by AstraZeneca to AGIX shall, to the extent not previously repaid pursuant to the immediately preceding sentence, be repaid by AGIX to AstraZeneca, without interest, no later than the [****] of the Product Launch. For the avoidance of doubt, [****]. AGIX will provide to AstraZeneca (or an agreed independent Third Party accountant at AGIX's cost) upon the occasion of each advance and within
(30) days of filing of each relevant U.S. federal income tax return, supporting documentation or a statement from their auditors or appointed tax advisers that is sufficient to evidence the extent to which the Withholding Tax paid and temporarily borne by AstraZeneca can or cannot be credited wholly or in part against AGIX's U.S. tax for the relevant year when so prioritized.

            (e) Income Tax Withholding. Subject to Section 8.6(d), each Party shall pay any and all taxes levied on account of any license fee, royalty or milestone payments made to it under this Agreement. If any taxes are required by applicable law or regulation to be withheld by a Party, such Party shall (i) deduct such taxes from the payment made to the other Party, (ii) timely pay the taxes to the proper Governmental Authority, and (iii) send proof of payment to the other Party and certify its receipt by the Governmental Authority within thirty (30) days following such payment. If AGIX is entitled, subject only to any requirement to file a prescribed form or other documentation, the preparation and filing of which would not be unduly burdensome, under any applicable tax treaty or local law to a reduction of rate of any applicable withholding tax, upon AstraZeneca's prompt request therefore, AGIX shall deliver to AstraZeneca or the appropriate Governmental Authority (with the assistance of AstraZeneca) such forms or documentation, and AstraZeneca shall apply the reduced rate of withholding once formal confirmation of AGIX's entitlement thereto has been received from the relevant tax authority

            (f) Indirect Taxes. Notwithstanding anything else contained in this
Section 8.6, this Section 8.6(f) shall apply with respect to Indirect Taxes. All payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of any such payments following the receipt, where applicable, of an Indirect Taxes

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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invoice in the appropriate form issued by the receiving Party in respect of those payments, such Indirect Taxes to be payable on the due date of the Payments to which such Indirect Taxes relate.

            (g) Late Fee. All past due amounts owed by one Party to the other Party under this Agreement shall bear simple interest at the U.S. Prime Rate, as reported by the Wall Street Journal, Eastern Edition, on the due date (or the next Business Day if the due date is not a Business Day), calculated based on the number of days between the actual date the payment is made and the date the payment was due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

            (h) Audits

                  (i) The Parties shall permit upon written notice to the other Party, at its own expense, a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect, during normal business hours, and not more than once in any Calendar Year, to audit the other Party's books and records as may be reasonably necessary to verify the accuracy of the financial reports furnished by the other Party pursuant to this Agreement or of any charges, reimbursements or payments made by the other Party pursuant to this Agreement, in respect of any Calendar Year ending not more than three (3) years prior to the date of such notice.

                  (ii) Each Party recognizes that the Third Party performing any audit for a Party may perform accounting services for a Party, and each Party hereby waives any conflict of interest relating to the use of such accounting firm.

                  (iii) Upon the expiration of the [****] following the end of any Calendar Year (or [****] with respect to Section 8.6(d)), the calculation of amounts payable with respect to such fiscal year shall be binding and conclusive upon the Parties, and the Parties shall be released from any liability or accountability with respect to payments for such year.

                  (iv) The report prepared by any Third Party, if used by a Party, shall contain the conclusions of such Third Party regarding the audit and shall specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment.

                  (v) In the case of any payment of Royalties, if such report shows any underpayment by AstraZeneca, AstraZeneca shall remit to AGIX within thirty (30) days after receipt of such report, (A) the amount of such underpayment; and (B) if such underpayment exceeds [****] of the total amount owed for the Calendar Year then being audited, the reasonable and necessary fees and expenses of such Third Party to

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perform the audit, subject to reasonable substantiation thereof. If such report shows any overpayment by AstraZeneca, then at AstraZeneca's option, such overpayment shall either be refunded to AstraZeneca by AGIX within thirty (30) days of receipt of the audit report, or be creditable against amounts payable by AstraZeneca in subsequent payment periods.

                  (vi) The Parties agree that all information subject to review under this Section 8.6(h) is Confidential Information and that each Party shall retain and cause any Third Party used for any audit to retain all such information in confidence.

      8.7 Representations and Covenants Concerning Certain Matters

            (a) Insurance. AstraZeneca is and, throughout the Term, will remain a party to the insurance program designated internally as the AstraZeneca Group Insurance Programme on the same basis as any other Affiliate in the internally designated AstraZeneca Group. The AstraZeneca Group Insurance Programme policy indemnifies each Affiliate of AstraZeneca Group, including AstraZeneca, for any legal or contractual liability to compensate third parties for, inter alia, product liability subject to the policy's terms, conditions and limitations.

            (b) Balance Sheet. The unaudited balance sheet for AstraZeneca dated December 15, 2005 that has been delivered to AGIX is true and correct in all material respects and presents fairly the financial position of AstraZeneca as of the date thereof.

            (c) Material Restructuring. Each Party agrees that, in the event that a Material Restructuring of such Party is contemplated, no later than thirty (30) days prior to the consummation of such Material Restructuring, such Party will advise the other Party of such contemplated Material Restructuring and the Parties will discuss in good faith whether any amendments are required to this Agreement to ensure continued performance under the agreement by both Parties following any such Material Restructuring.

9. INTELLECTUAL PROPERTY

      9.1 Ownership of Inventions; Obligation to Update

            (a) Ownership of Inventions. Each Party shall own any inventions that are first identified, discovered, developed, conceived or made solely by its employees, agents or independent contractors in conducting their activities hereunder.

            (b) Assignment. Each Party shall promptly execute all papers and instruments, and/or require, to the extent possible, its employees, agents, consultants or

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independent contractors to execute such papers and instruments, as applicable, so as to effectuate the ownership of AGIX IP, AstraZeneca IP and Joint IP.

            (c) Obligation to Supplement AGIX Compound Patents. AGIX shall amend or supplement Exhibit 1A from time to time to include any Patent Controlled by AGIX or its Affiliates after the Effective Date that claims or is directed solely to the Compound or the Product or solely to the Development, Manufacture, formulation or use of the Compound or the Product in the Field. Upon such inclusion, any such Patent shall be deemed an "AGIX Compound Patent."

            (d) Obligation to Supplement Other AGIX Patents. AGIX shall amend or supplement Exhibit 1C from time to time to include any Patent Controlled by AGIX or its Affiliates after the Effective Date that is necessary or useful for the Development, Manufacture, Commercialization, use, sale, offer for sale or importation of the Compound or any Products in the Field. Upon such inclusion, any such Patent shall be deemed an "Other AGIX Patent."

            (e) Joint Inventions; Joint Patents. Inventions that are identified, discovered, developed, conceived or made jointly by employees, agents, consultants or independent contractors of each Party shall be deemed "JOINT INVENTIONS". To the extent that the Parties file Patents directed to Joint Inventions, such Patents shall be deemed "JOINT PATENTS," and ownership thereof shall be determined in accordance with United States patent laws. For purposes of this Section 9, any Joint Patents filed by the Parties shall be treated as AGIX IP.

      9.2 IPC

            (a) IPC. The Parties shall form the IPC, pursuant to Section 6.3(h), which shall function under the procedures established in this Section 9.2, until the Parties agree to disband such committee, to oversee, facilitate, discuss, manage and implement the filing, procurement, enforcement, and defense of intellectual property matters relating to this Agreement in accordance with the terms hereof.

            (b) Composition

                  (i) The IPC shall have two (2) named representatives of AGIX and two (2) named representatives of AstraZeneca, who may or may not be members of the JMC or the JDC. Each Party shall appoint its respective representatives to the IPC and may, from time to time, substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.

                  (ii) The IPC shall be co-chaired by one (1) representative of AGIX and one (1) representative of AstraZeneca.

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                  (iii) The IPC representatives shall have appropriate technical or legal credentials, experience and knowledge, and ongoing familiarity with Compounds, Products and related Patents and other intellectual property issues arising under this Agreement. Members of the IPC may delegate from time to time certain matters arising within the IPC as they from time to time deem appropriate.

                  (iv) Each Party may designate its own internal or external patent counsel (who may or may not be a member of the IPC) who may attend IPC meetings ("IPC PATENT COUNSEL"). The Parties shall take reasonable efforts to preserve the lawyer-client privilege and work product privilege applicable to the communications and work of IPC Patent Counsel and other legal counsel, and shall enter into a shared-interest agreement.

                  (v) Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend IPC meetings, subject to such representative's or consultant's written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Section 10, and provided that such additional representatives shall have no vote.

                  (vi) Alliance Managers may attend any IPC meeting without notice or consent.

            (c) Governance. In matters where the IPC has jurisdiction to make decisions, such decisions shall be made by unanimous vote, with each Party's representatives on the IPC collectively having one (1) vote.

                  (i) In the event that the IPC cannot or does not, after good faith efforts, reach agreement on an issue (including, but not limited to, the inventorship and ownership of Patents and Joint Patents under Section 9.1(e)) within thirty (30) days (or such shorter period as may be appropriate if prompt action is required), then such issue shall be referred to the officer employed by each Party who is in charge of intellectual property matters. If such officers cannot resolve such issue, such issue shall then be referred to a mutually agreed upon neutral outside patent counsel that has appropriate legal and technical credentials; provided, however, that a Party may object to the retention or continued retention of such counsel if such Party reasonably believes such retention would be prejudicial to its intellectual property interests (including, without limitation, conflicts of interest, such as if outside counsel prosecutes patents for compounds similar to the Compound on behalf of Third Parties, but excluding any perceived conflict of interest as a result of the application of the standards described in Section 9.2(c)(ii)). A list of appropriate counsel from which such neutral outside patent counsel may be selected shall be created by the IPC promptly after the Effective Date and approved by each Party. Such list may be updated from time to time as the IPC deems appropriate. Such neutral outside counsel shall consider the interests of both Parties when recommending a course of action. The IPC shall resolve issues in a manner consistent with the recommendation of the neutral outside patent counsel.

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                  (ii) For any decisions concerning a Patent made by the IPC, or by the neutral counsel, described in Section 9.2.(c)(i),

                        (A) that involves a Compound-Only Issue, such decision shall favor an outcome that allows for the strongest patentable scope of patent rights afforded for the Compound, taking into account the invention disclosed in light of any relevant prior art, and the longest possible term for such Patent.

                        (B) that involves a Mixed Issue, such decision shall favor an outcome that allows for the strongest patentable scope of patent rights afforded for the Compound, taking into account the invention disclosed in light of any relevant prior art, and the longest possible term for such Patent; provided, however that such decision may not reasonably, materially jeopardize the validity, enforceability or scope of any claim of any Licensed Patent.

                  (iii) The IPC may establish and revise from time to time rules for operation, in such form and detail as the IPC considers appropriate.

            (d) Authority and Jurisdiction

                  (i) The IPC's decision-making authority shall be limited to matters related to Licensed Patents, Blocking Patents, Orange Book listings and patent term extensions. The IPC will discuss (but not decide) the status of AstraZeneca Patents, AGIX Know-How and AstraZeneca Know-How, and will discuss and review data and information, consider and advise on any technical issues that arise, and discuss patent application filing priorities.

                  (ii) In no event shall the IPC have the right:

                        (A) to modify or amend the terms and conditions of this Agreement;

                        (B) to review, direct or control, or make any decisions or determinations with respect to, the Development or Commercialization or Manufacturing of the Compound or Product (except with respect to Patent or other intellectual property issues relating thereto);

                        (C) to determine which personnel of a Party perform activities relating to matters affecting AGIX IP, or act as such Party's representatives on the IPC;

                        (D) to make any decision with respect to a Party's Prosecution activities, except as provided for in Section 9.3; and

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                        (E) to determine any such issue in a manner that would
      conflict with the express terms and conditions of this Agreement.

            (e) Meetings

                  (i) The IPC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than twice per year, with the location for such meetings to be mutually agreed by the Parties, with the first meeting of the IPC to occur no later than fifteen
(15) days after the Effective Date.

                  (ii) Either Party may call for non-scheduled meetings of the IPC upon reasonable notice, which shall occur at mutually agreeable times. The IPC, upon mutual agreement, may meet in person or by means of teleconference, videoconference, Webex or other similar communications equipment.

                  (iii) No IPC meeting may be conducted unless at least one (1) representative of each Party is participating.

                  (iv) Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

      9.3 Patent Prosecution

            (a) Prosecution. As used herein, "PROSECUTION" shall mean the preparation, filing, prosecution and maintenance of patents or patent applications and includes any procedure or practice before an administrative agency such as the United States Patent and Trademark Office, or an equivalent agency, including but not limited to interferences, reexaminations, examinations, protests, reissues, oppositions, and the like.

            (b) Prosecution Activities

                  (i) Subject to Section 9.3(b)(ii), AGIX shall control Prosecution of all Licensed Patents and Joint Patents, under the direction of the IPC. AstraZeneca shall have the right to comment on Prosecution activities by AGIX to the extent that such activities involve a Licensed Patent or Joint Patent. AGIX shall identify any such Prosecution activity to the IPC and provide the IPC copies of any official action, filing (including a draft patent application), communication, proposed submission in response to, and associated data or information, in a timely manner but in no case less than fourteen (14) days prior to the date any response to such official action or said application is proposed to be filed. AGIX and its patent counsel will reasonably consider AstraZeneca's comments thereon. If AstraZeneca does not provide AGIX with timely comments, AGIX shall be free to proceed with its submission or other contemplated action consistent with the direction of the IPC.

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                  (ii) For any pending patent applications within the Licensed
Patents or any new patent applications that would otherwise be included in the Licensed Patents that the IPC believes should be filed, AGIX shall file and Prosecute patent applications or, if in the IPC's judgment the filing or prosecution of such applications would materially adversely affect any Licensed Patents, claims within patent applications, that in either case claim or are directed solely to the Compound or Product, or the Development, Manufacturing, formulation or use thereof. Any Prosecution activity in such patent application shall be directed by the IPC, in accordance with Section 9.3(b)(i), and implemented by AGIX in a manner consistent with Section 9.2(c)(ii).

            (c) AstraZeneca Prosecution Activities. AstraZeneca shall control Prosecution of all AstraZeneca Patents, at its sole expense; provided, however, that AstraZeneca shall reasonably consider AGIX's comments thereon. AstraZeneca shall identify any such Prosecution activity to the IPC and provide the IPC copies of any official action, filing (including a draft patent application), communication, proposed submission in response to, and associated data or information, in a timely manner but in no case less than fourteen (14) days prior to the date any response to such official action or said application is proposed to be filed. AstraZeneca and its patent counsel will reasonably consider AGIX's comments thereon; provided, however, that resolution of any issue under this Section 9.3(c) shall be decided by AstraZeneca in its discretion.

            (d) Cooperation. In connection with any Prosecution activity, AGIX and AstraZeneca shall cooperate fully and will provide each other with any information or assistance that either Party reasonably requests, including executing all documents necessary with respect to any such Prosecution activity. If either Party becomes aware of any patents, information or proceeding that relate to a Licensed Patent or Joint Patent and that may adversely impact the validity, title or enforceability of such Licensed Patent or Joint Patent in the Territory, such Party shall promptly notify the other Party of such patent, information or proceeding; provided however that neither Party shall be obligated to disclose any information that would cause such Party to violate any confidentiality or nondisclosure obligation to a Third Party.

            (e) Abandonment. If AGIX elects to abandon or discontinue prosecution of or not maintain any claim in a Licensed Patent or Joint Patent anywhere in the Territory, then AGIX shall provide AstraZeneca with thirty (30) days' prior written notice of such determination, and shall provide AstraZeneca with the right, but not the obligation, to prosecute and maintain such claim at AstraZeneca's sole expense and, if requested by AstraZeneca, AGIX will reasonably assist AstraZeneca with the prosecution and maintenance of the Licensed Patent or Joint Patent. If AGIX elects to abandon or discontinue prosecution of a Joint Patent and AstraZeneca elects to prosecute such Joint Patent, AGIX will assign its interests in such Joint Patent to AstraZeneca. If AstraZeneca elects to abandon or discontinue prosecution of or not maintain any claim in an AstraZeneca Patent or Joint Patent anywhere in the Territory, where such claim is

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necessary or useful for the Development, Manufacture, Commercialization, use,
sale, offer for sale or importation of the Compound or any Product in the Field, then AstraZeneca shall provide AGIX with thirty (30) days' prior written notice of such determination, and shall provide AGIX with the right, but not the obligation to prosecute and maintain such claim at AGIX's sole expense and, if requested by AGIX, AstraZeneca will reasonably assist AGIX with the prosecution and maintenance of the AstraZeneca Patent.

            (f) Interference, Opposition, Protest, Reexamination and Reissue

                  (i) AGIX shall inform the IPC of any request for, or filing or declaration of, any interference, opposition, protest, reexamination or reissue relating to any claim in a Licensed Patent or Joint Patent within thirty (30) days of learning of such event. The IPC shall review and consult with AGIX regarding any submission to be made in connection with such proceeding. AGIX shall give the IPC timely notice of any proposed settlement of an interference relating to any Licensed Patents or Joint Patents.

                  (ii) AGIX shall conduct all activities in respect of any such proceedings in accordance with the direction of the IPC. Any decisions made by the IPC shall be made in accordance with Section 9.2(c)(ii).

            (g) Patent Term Extension. Where directed by the IPC, AGIX shall use reasonable efforts to obtain patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to any Licensed Patent or Joint Patent that claims or is directed to a Compound or Product, and AstraZeneca shall provide reasonable assistance to AGIX (including the provision of copies of any necessary documents) to apply for such extension.

            (h) Expenses. Reasonable costs incurred by AGIX for any Prosecution activities described in this Section 9.3 shall be reimbursed in accordance with the procedures described in Section 9.9.

      9.4 Patent Marking. Each Party shall mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking laws.

      9.5 Infringement by Third Parties

            (a) Notice. If either Party learns of any infringement of any Licensed Patent or Joint Patent, or any misappropriation or misuse of AGIX Know-How, such Party shall promptly notify the IPC in writing of such infringement, misappropriation or misuse; provided, however that neither Party shall be obligated to disclose any information that would cause such Party to violate any confidentiality or nondisclosure obligation to a Third Party.

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            (b) Right to Bring and Prosecute Suit

                  (i) AGIX shall have the first right, but not the obligation, to initiate and prosecute any legal action or other action or defense with respect to any infringement of the Licensed Patents or Joint Patents or misappropriation or misuse of AGIX Know-How by Third Parties, or to assume the defense in any declaratory judgment action relating thereto, and if necessary, to name AstraZeneca as a co-party. AstraZeneca shall cooperate fully with AGIX in any such action. AstraZeneca shall have the right in any action or defense brought under this Section 9.5(b)(i) to join such action voluntarily, at its own expense, in which case the Parties shall cooperate fully in all reasonable respects and will provide each other with any information or assistance that either Party reasonably requests in connection with any such action.

                  (ii) If such action involves an AGIX Compound Patent and if, within ninety (90) days of receiving the notice provided for in Section 9.5(a) or thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, AGIX fails to institute or prosecute such action, or if AGIX informs AstraZeneca that it elects not to exercise such first right, AstraZeneca thereafter shall have the right to initiate and prosecute such action, or to assume the defense of such declaratory judgment action, and if necessary, to name or retain AGIX as a co-party. AGIX shall cooperate fully with AstraZeneca in any such action.

                  (iii) Except as provided in Section 9.5(b), any legal action, other action or defense prosecuted or assumed by either AGIX or AstraZeneca under this Section 9.5(b), including the decision to initiate any such action, shall be subject to the direction and control of the IPC.

                  (iv) Any decision by AGIX not to initiate any action under
Section 9.5 that involves an Other AGIX Patent but that does not involve any claims in the Field shall be made by AGIX in its sole discretion and shall not be subject to the direction or control of the IPC.

            (c) Certifications. Each Party shall inform the other Party of any certification regarding any Licensed Patent that it has received pursuant to either 21 U.S.C. Sections 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or Canada's Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other Party with a copy of such certification within five (5) days of receipt by such Party. AGIX's and AstraZeneca's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in this Section 9.5.

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      9.6 Infringement of Third Party Rights

            (a) Notice. If any Product Manufactured, used or sold by either Party, its Affiliates, licensees or Sublicensees under this Agreement becomes the subject of a Third Party claim, or there is a reasonable and credible basis for a potential claim, of patent infringement relating to the Manufacture, use, sale, offer for sale or importation of a Compound or Product, the Party first having notice of the claim shall promptly notify the other Party, and the Parties shall promptly thereafter meet to consider the claim and the appropriate course of action.

            (b) Defense

                  (i) The Party against which the action is brought shall have the right, but not the obligation, to defend itself against such claim or initiate any declaratory judgment action relating to a Compound or Product, or bring any such action necessary to protect its interest in such Compound or Product.

                  (ii) The Party not defending against such claim or initiating a declaratory judgment action shall have a full right to participate in any such action at its own expense.

                  (iii) The Party that defends any claim, or that brings any declaratory action, under this Section 9.6(b), shall keep the IPC informed of all material developments in any proceeding involving such defense or action. The IPC may discuss any matters affecting such defense or action, but shall not have the authority to direct any matter in such defense or action.

      9.7 Cooperation

            (a) Joining Action and Documentation. Notwithstanding anything to the contrary in Section 9.5 or 9.6, for any action to terminate or defend against claims of any infringement described in Section 9.5 or 9.6, if either Party is unable to initiate or prosecute such action or defense solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action or defense. In connection with any such action, AGIX and AstraZeneca shall cooperate fully in all reasonable respects and will provide each other with any information or assistance that either reasonably requests, including if required, furnishing a power of attorney, giving testimony, producing documents lawfully requested and using reasonable and diligent efforts to make available such employees who may be helpful with respect to such litigation action or defense. Any costs incurred as the result of such cooperation shall be borne equally by the Parties and subject to reimbursement in accordance with the procedures described in Section 9.9.

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            (b) Information and Decision-making by IPC. Each Party shall keep the other Party informed of developments in any action or proceeding described in Sections 9.5 and 9.6, including, to the extent permissible by law, the consultation and approval of any offer related thereto. All information and developments in any such action or proceeding shall be reported to the IPC and each Party shall reasonably consider or follow the direction and advice and consultation of the IPC with respect to any such action as provided in this
Section 9.

      9.8 Awards and Recovery

            (a) Reasonable out-of-pocket costs and expenses incurred by a Party in respect of any action described in Section 9.5 or 9.6, including without limitation attorney's fees, filing and court fees, and travel expenses, shall be borne equally by the Parties. Reimbursement for any such costs shall be in accordance with the procedures described in Section 9.9.

            (b) Any recovery obtained by either Party in connection with or as a result of any action contemplated by Section 9.5 or 9.6, whether by settlement or otherwise, shall be shared in order as follows:

                  (i) Such recovery shall first be allocated to the Parties for reimbursement in respect of their proportional costs and expenses incurred in connection with the action after giving effect to the reimbursement provided for in Section 9.9; and

                  (ii) Any remaining amounts after such reimbursement of the Parties' costs and expenses shall be [****]to AGIX and [****] to AstraZeneca, unless AGIX and AstraZeneca otherwise agree in writing.

      9.9 Costs

            (a) Within thirty (30) days following the end of each Calendar Quarter, each Party will send a statement of reasonable out-of-pocket costs incurred under Section 9.3, or by either Party under Section 9.2, 9.5 or 9.6 (in such form and manner as the Parties shall agree from time to time) to the IPC for consideration and review; provided, however, that any costs incurred related to Pre-Existing Third Party Licenses arising out of the Development or Commercialization of Products shall be borne by AstraZeneca.

            (b) The IPC shall, within fifteen (15) days after receipt of the statements described in Section 9.9(a), determine whether the amounts reflected therein are reasonable and, to the extent such amounts are so determined to be reasonable, determine the net difference ("NET DIFFERENCE") between such reasonable amounts reflected in such two statements.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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            (c) Following the determination pursuant to Section 9.9(b), the
Party that incurred the lower costs in such Calendar Quarter shall pay to the other Party, within sixty (60) days of the end of such Calendar Quarter, an amount equal to [****] of the Net Difference for such Calendar Quarter.

            (d) Any issues discussed by the IPC pursuant to this Section 9.9, which cannot be resolved by unanimous vote pursuant to Section 9.2(c) shall be determined pursuant to Section 14.

      9.10 Trademarks

            (a) The Global Commercialization Team shall in good faith select Product Trademarks. The Global Commercialization Team may change the Product Trademarks at any time in its sole discretion upon the exercise of its good faith judgment. AstraZeneca shall own all Product Trademarks and be responsible for registering, maintaining and enforcing such Trademarks throughout the Territory. AstraZeneca shall also own any domain names directly associated with the Product in the Territory.

            (b) In the Territory, the Parties agree to work together in a cooperative fashion to cause, to the extent permitted by the FDA, the corporate Trademarks of both Parties to (i) appear in equal prominence on any Product package inserts, main promotional pieces for professionals (e.g., detail aids and printed advertisements), smaller promotional pieces where practical, exhibition stand panels and monographs; and (ii) be referenced at all investigator meetings and symposia, all Product specific press releases, and any direct to consumer advertising.

            (c) AGIX hereby grants AstraZeneca a non-exclusive, royalty free license to use AGIX's corporate Trademarks solely for purposes of Commercializing Products, which license shall terminate upon the expiration or earlier termination of this Agreement for any reason.

            (d) No Ownership or Rights in the Product Trademarks

                  (i) Except as otherwise expressly set forth in this Section 9.10, nothing in this Agreement shall give either Party any rights, title or interest in and to any other Trademarks that are owned, licensed or maintained, as the case may be, by the other Party. AGIX acknowledges and agrees that AstraZeneca or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to the Product Trademarks, including any form or embodiment thereof, and the goodwill now and hereafter associated with the Product Trademarks. AstraZeneca and its Affiliates acknowledge and agree that AGIX is the owner of all rights, title and interest in and to AGIX's corporate Trademarks, including any form or embodiment thereof, and the goodwill now and hereafter associated with the AGIX corporate Trademarks.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                  (ii) Neither Party shall, or knowingly cause another person to, contest or dispute or otherwise impair or endanger the validity of, or the exclusive rights of any Trademark, including Product Trademarks, owned, licensed or maintained, as the case may be, of the other Party or its Affiliates, or any part thereof, or the registrations thereof.

                  (iii) AGIX acknowledges that all use of the Product Trademarks by or on behalf of AGIX shall inure to the benefit of AstraZeneca or their respective Affiliates, as the case may be. AGIX shall not be entitled to any compensation for any increase in the value of the Product Trademarks or in the goodwill associated therewith. AGIX (upon written request of AstraZeneca) shall assist AstraZeneca and their respective Affiliates to safeguard their full rights, title and interest in and to the Product Trademarks.

10. CONFIDENTIALITY

      10.1 Nondisclosure Obligation

            (a) Confidential Information. All information disclosed by one Party to the other Party hereunder, including the terms of this Agreement ("CONFIDENTIAL INFORMATION"), shall be maintained in confidence by the receiving Party and shall not be disclosed to any non-Party or used for any purpose except to exercise its rights and perform its obligations under this Agreement without the prior written consent of the disclosing Party, except to the extent that the receiving Party can demonstrate by competent written evidence that such Confidential Information:

                  (i) is known by the receiving Party at the time of its receipt and, not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

                  (ii) is in the public domain other than as a result of any breach of this Agreement by the receiving Party;

                  (iii) is subsequently disclosed to the receiving Party on a non-confidential basis by a Third Party who may lawfully do so; or

                  (iv) is independently discovered or developed by the receiving Party without the use of Confidential Information provided by the disclosing Party, as documented by the receiving Party's business records.

            (b) Return of Confidential Information Upon Expiration or Termination of Agreement. Within thirty (30) days after any expiration or termination of this Agreement, each Party shall destroy (and certify to the other Party such destruction) or return such Confidential Information provided by the other Party as the other Party reasonably requests be destroyed or returned; provided, however, that (i) the foregoing

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obligation shall not apply to any matter of Confidential Information otherwise provided for in this Agreement; and (ii) each Party may retain a single copy of the Confidential Information in its confidential legal files for the sole purpose of ascertaining its ongoing rights and responsibilities regarding the Confidential Information.

      10.2 Permitted Disclosures

            (a) Permitted Disclosure. Each Party may disclose Confidential Information provided by the other Party without such other Party's written consent to the extent such disclosure is reasonably necessary in the following instances:

                  (i) disclosure to governmental or other regulatory agencies in order to obtain or maintain Patents on Licensed Patents and Joint Patents and to obtain, maintain or amend any Regulatory Materials regarding a Product or satisfy any other regulatory obligation regarding a Product, but such disclosure may be only to the extent reasonably necessary to obtain Patents or obtain, maintain or amend such Regulatory Materials;

                  (ii) complying with applicable court orders or governmental regulations, including without limitation rules or regulations of the Securities and Exchange Commission, or by rules of the National Association of Securities Dealers, any securities exchange or NASDAQ; provided, however, that the receiving Party shall first have given notice to the other Party hereto in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information;

                  (iii) disclosure to consultants, agents or other Third Parties solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties; provided however that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement.

            (b) Written Agreements. Each Party shall obtain written agreements from each of its employees and consultants who perform work pursuant to this Agreement, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing such work. Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

            (c) Required Disclosure. If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of Section 10.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations, provided that such Party's obligations to

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comply with Applicable Laws shall not be affected by such obligations.
Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 10.2(c), and the Party disclosing Confidential Information pursuant to law or court order shall take all reasonable steps necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

      10.3 Use of Name. Neither Party shall use the name of the other Party, without the prior written approval of the other Party, for any purpose other than informing employees who need to know about this Agreement; provided, however, that AstraZeneca may, without AGIX's prior written approval, use AGIX's name on marketing materials that were developed by or under the direction of the US Commercialization Team or Global Commercialization Team. Without limitation, these prohibitions apply to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, Promotional Materials, governmental filings and discussions with public officials, securities analysts, investors and the media. However, subject to the requirements for review and approval that follow, these prohibitions shall not apply to a disclosure of the other Party's name, which counsel to a Party has advised is required by law or regulation or in response to requests for a copy of this Agreement or related information by tax authorities.

      10.4 Publicity. It is understood that the Parties intend to issue coordinated press releases announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press releases announcing this Agreement, each Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

            (a) Publicity Referral. Unless otherwise directed in writing by AstraZeneca, all matters that require AstraZeneca's review or consent under this Section must be referred to the Corporate Communications Department for review and approval at the address set forth in Section 15.7. Unless otherwise directed in writing by AGIX, all matters that require AGIX's review or consent under this Section must be referred to the Corporate Communications Department, at the address set forth in Section 15.7.

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      10.5 Publications. The JMC shall develop procedures for review and approval of publications related to a Product or other activities of the Collaboration, and neither Party shall permit any publication in violation of such procedures.

11. REPRESENTATIONS AND WARRANTIES

      11.1 Corporate Existence and Authority. Each Party hereby represents and warrants to the other Party that, as of the Execution Date, it:

            (a) is a corporation duly organized, validly existing and in good standing under the laws of the state, country or jurisdiction in which it is incorporated;

            (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement and the Related Agreements (without making any representation as to the intellectual property rights except as otherwise specifically set forth in this Section 11); and

            (c) has the corporate power and full authority and the legal right to enter into this Agreement and perform the obligations and duties contemplated under this Agreement and the Related Agreements.

      11.2 Authorized Execution; Binding Obligation. Each Party represents and warrants to the other Party that, as of the Execution Date (i) the execution, delivery, and performance of the Agreement and the Related Agreements and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on its part; and (ii) this Agreement and the Related Agreements have been duly executed and delivered by it and constitute a legal, valid, and binding obligation enforceable against it in accordance with such Agreement's terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

      11.3 No Conflicts. Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement or the Related
Agreements:

            (a) does not, except as otherwise described in this Agreement or, in a Related Agreement, require the approval or consent of any Person, which has not already been obtained except for those government approvals, if any, not required at the time of execution of this Agreement;

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            (b) does not, to the best of its knowledge, contravene any
Applicable Laws; and

            (c) does not contravene the provisions of, nor constitute a default under, its articles of incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory, or any permit, or governmental authorization or grant.

      11.4 All Consents and Approvals Obtained. Except as otherwise described in this Agreement, each Party represents and warrants to the other that (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all governmental authorities and other persons or entities required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement and the Related Agreements have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.

      11.5 AGIX Representations and Warranties. AGIX represents and warrants to AstraZeneca as follows:

            (a) Owned Patents and In-Licensed Patents. As of the Execution Date and except as noted on Exhibit 11.5,

                  (i) AGIX is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents noted on Exhibit 11.5 as those owned by AGIX (the "Owned Patents"), and is entitled to grant the licenses specified herein.

                  (ii) The Owned Patents are not subject to any encumbrance, lien or claim of ownership by any Third Party.

                  (iii) AGIX is the sole and exclusive licensee of, and Controls all right, title and interest in and to the Licensed Patents noted on Exhibit
11.5 as licensed by AGIX (the "In-Licensed Patents") and is entitled to grant the licenses specified herein. To the Knowledge of AGIX, such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party.

            (b) Prosecution Documents. As of the Execution Date, true, complete and correct copies of the complete file wrapper and other documents and materials that relate to the prosecution, defense, maintenance, validity and enforceability of the Owned Patents and the In-Licensed Patents and all licenses and other agreements regarding the Licensed Patents, as amended, have been made, or are available to AstraZeneca.

            (c) Pre-Existing Third Party License. During the term of this Agreement, AGIX shall not terminate any Pre-Existing Third Party License or breach

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such license such that the other Party thereto would have the right to terminate such license.

            (d) Patent Prosecution. As of the Execution Date and except as set forth on Exhibit 11.5, the Licensed Patents (i) have been, to the Knowledge of AGIX, diligently prosecuted in accordance with all Applicable Laws and regulations, and (ii) have been filed and maintained properly and correctly, and all applicable fees have been paid to file and maintain such Licensed Patents.

            (e) Non-Infringement by Third Parties. As of the Execution Date, to the Knowledge of AGIX, there are no activities by Third Parties that would constitute infringement or misappropriation of any Licensed Patents.

            (f) Non-Infringement of Third Party Rights. As of the Execution Date, to the Knowledge of AGIX, except as disclosed in Exhibit 11.5. there are no Patents or trade secret rights owned or controlled by a Third Party, that would be infringed or misappropriated by the Development, Manufacture or Commercialization of Product(s), and AGIX has received no written claims relating to any such infringement or misappropriation. As of the Execution Date, to the Knowledge of AGIX, the use of Regulatory Materials did not infringe or misappropriate any Patent or trade secret rights owned or controlled by a Third Party.

            (g) Validity and Misappropriation. As of the Execution Date and except as set forth in Exhibit 11.5, to the Knowledge of AGIX, (i) the Licensed Patents are subsisting, or pending, and are not invalid or unenforceable, in whole or in part, and (ii) the conception, development and reduction to practice of the Licensed Patents have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

            (h) Regulatory Materials. AGIX has made available to AstraZeneca all Regulatory Materials in its possession or Control regarding or related to the Compound. As of the Execution Date, AGIX has prepared, maintained and retained all Regulatory Materials required to be maintained or reported pursuant to and in accordance with cGCP and cGLP, to the extent required, and Applicable Laws and the Regulatory Materials do not contain any materially false and misleading statements.

            (i) Clinical Studies. AGIX has conducted, and has caused its contractors and consultants to conduct, any and all clinical studies related to the Compound in accordance with cGCP and cGLP, to the extent required, and Applicable Laws.

            (j) Existing Patents in the Territory. The Licensed Patents are not subject anywhere in the Territory to any pending or, to the Knowledge of AGIX, threatened re-examination, protest, opposition, interference or litigation proceedings.

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            (k) Employees and Agents. To the Knowledge of AGIX and except as set forth on Exhibit 11.5, AGIX has obtained from its employees and Third Parties involved, for or on behalf of AGIX, in the Development or Manufacture of the Compound or Product(s) rights to information that relate to the Compound or Product(s), that permit AGIX to grant to AstraZeneca the licenses and other rights granted to AstraZeneca hereunder.

            (l) Licensed Patents. As of the Execution Date, all of the Licensed Patents listed on Exhibit 11.5 are all of the Patents Controlled by AGIX that are necessary or useful for the Development, Manufacture, Commercialization, use, sale, offer for sale or importation of the Compound in the Field.

      11.6 Other Agreements

            (a) AGIX represents to AstraZeneca that

                  (i) prior to the Execution Date, it has not entered into any agreement, whether written or oral, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the AGIX IP, Regulatory Materials, or the Compound(including by granting any covenant not to sue with respect thereto), and

                  (ii) it will not enter into any such agreements or grant any such right, title or interest to any Person,

that in the case of (i) or (ii) of this Section 11.6(a) has prevented or would prevent AGIX from fulfilling its obligations under this Agreement.

            (b) AstraZeneca represents to AGIX that

                  (i) it has not previously entered into any agreement, whether written or oral, and

                  (ii) it will not enter into any such agreement or grant any such right, title or interest to any Person,

that has prevented or would prevent AstraZeneca from fulfilling its obligations under this Agreement.

      11.7 Debarment. Each Party represents to the other Party that it has not been debarred and is not subject to debarment and will not use in any capacity, in connection with such Party's obligations under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act, or who is the subject of a conviction described in such section. AGIX agrees to inform AstraZeneca in writing immediately if it or any

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Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the Knowledge or AGIX, is threatened, relating to the debarment or conviction of AGIX or any Person performing services hereunder.

      11.8 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, to its knowledge, there is no claim, investigation, suit, action or proceeding pending or, expressly threatened, against such Party before or by any governmental entity or arbitrator that is likely to impair the ability of such Party to perform any obligation under this Agreement.

      11.9 Pre-Existing Third Party Licenses

            (a) AGIX represents and warrants to AstraZeneca that

                  (i) the Pre-Existing Third Party Licenses are in full force and effect and have not been modified or amended other than as shown therein;

                  (ii) neither AGIX nor, to the Knowledge of AGIX, any other party to a Pre-Existing Third Party License is in default with respect to a material obligation under, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under a Pre-Existing Third Party License; and

                  (iii) AGIX has not waived or allowed to lapse any of its rights under any Pre-Existing Third Party License, and no such rights have lapsed or otherwise expired or been terminated.

            (b) AGIX agrees that during the term of this Agreement:

                  (i) AGIX will use commercially reasonable efforts to fulfill its obligations under each Pre-Existing Third Party License to the extent such obligations have not been delegated to AstraZeneca and to the extent that failure to do so would adversely affect AstraZeneca's or its rights hereunder;

                  (ii) AGIX shall not terminate any Pre-Existing Third Party License in whole or in part, directly or indirectly, without AstraZeneca's prior written consent;

                  (iii) AGIX shall promptly furnish AstraZeneca with copies of all reports and other communications AGIX receives from any party to a Pre-Existing Third Party License that relate to the subject matter of this Agreement;

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                  (iv) AGIX shall promptly furnish AstraZeneca with copies of all reports and other communications that AGIX furnishes to a party to a Pre-Existing Third Party License that relate to the subject of this Agreement, and to the extent any such reports or communications relate to the efforts of AstraZeneca under this Agreement, AGIX shall give AstraZeneca a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to any such other party;

                  (v) AGIX shall furnish AstraZeneca with copies of all notices received by AGIX relating to any alleged breach or default by AGIX under any Pre-Existing Third Party License within three (3) Business Days after AGIX's receipt thereof and, if AGIX cannot or chooses not to cure or otherwise resolve any such alleged breach or default, AGIX shall so notify AstraZeneca within five
(5) days thereafter and allow AstraZeneca, in AstraZeneca's sole discretion, to cure or otherwise resolve any such alleged breach or default; and

                  (vi) AGIX, acting as an intermediary between each party to a Pre-Existing Third Party License and AstraZeneca, shall allow AstraZeneca to enjoy the direct benefit of all of AGIX's affirmative rights, to the extent they relate to the Licensed Patents.

      11.10 Disclaimer of Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF NON-INFRINGEMENT.

      11.11 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 12.

      11.12 Guarantee of Performance of Affiliates. Each Party shall be liable for the performance of such Party's Affiliates and absolutely, unconditionally and irrevocably guarantees to the other Party: prompt performance when due and at all times thereafter of the liabilities (including, without limitation, indemnity obligations and liabilities), obligations, covenants, warranties, representations and undertakings of its Affiliates pursuant to this Agreement and the Related Agreements, and any and all modifications and amendments thereof.

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12. INDEMNIFICATION

      12.1 AstraZeneca Indemnification. AstraZeneca shall defend AGIX and its Affiliates, and their respective agents, directors, officers and employees (the "AGIX INDEMNITEES"), at AstraZeneca's cost and expense, and will indemnify and hold harmless the AGIX Indemnitees from and against any and all losses, costs, damages, fees or expenses (including reasonable attorneys' fees and other litigation expenses) ("AGIX LOSSES") incurred by or awarded against an AGIX Indemnitee relating to or in connection with any claim or action, regulatory investigation, or any other cause, brought against any AGIX Indemnitee by a Third Party arising out of:

            (a) the labeling, packaging, marketing, use and sale of the Products;

            (b) to the extent not controlled by AGIX, the Development, Manufacture and Promotion of the Products;

            (c) any breach by AstraZeneca of its representations, warranties, covenants or obligations made under this Agreement; or

            (d) any negligent act or omission or willful misconduct of AstraZeneca or its Affiliates or any of their employees, Sublicensees, contractors or agents, in performing its obligations under this Agreement;

provided, however, that, the foregoing indemnity shall not apply to the extent that any such AGIX Losses are (i) attributable to the gross negligence or willful misconduct of the AGIX Indemnitees or (ii) otherwise subject to an obligation by AGIX to indemnify AstraZeneca Indemnitees under Section 12.2 or any Related Agreement.

      12.2 AGIX Indemnification. AGIX agrees to defend AstraZeneca and its Affiliates, and their respective agents, directors, officers and employees (the "ASTRAZENECA INDEMNITEES"), at AGIX's cost and expense, and will indemnify and hold harmless the AstraZeneca Indemnitees from and against any and all losses, costs, damages, fees or expenses (including reasonable attorneys' fees and other litigation expenses) ("ASTRAZENECA LOSSES") incurred by or awarded against an AstraZeneca Indemnitee relating to or in connection with any claim or action, regulatory investigation, or any other cause, brought against any AstraZeneca Indemnitee by a Third Party arising out of:

            (a) to the extent controlled by AGIX, the Development of the Products;

            (b) to the extent controlled by AGIX, the Promotion of the Products;

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            (c) any breach by AGIX of its representations, warranties, covenants or obligations made under this Agreement; or

            (d) any negligent act or omission or willful misconduct of AGIX or its Affiliates or any of their employees, Sublicensees, contractors or agents, in performing its obligations under this Agreement; provided, however, that, the foregoing indemnity shall not apply to the extent that any such AstraZeneca Losses are (i) attributable to the gross negligence or willful misconduct of the AstraZeneca Indemnitees, or (ii) otherwise subject to an obligation by AstraZeneca to indemnify AGIX Indemnitees under Section 12.1 or any Related Agreements.

      12.3 Indemnification Procedures

            (a) Notice. Promptly after an Indemnitee receives notice of a pending or threatened claim, demand, suit, action or proceeding brought or initiated by a Third Party (an "ACTION"), such Indemnitee shall give written notice of the Action to the Indemnifying Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Section 12 (which notice shall describe, among other things, the nature and amount being claimed in such Action). However, an Indemnitee's delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

            (b) Defense. Upon receipt of notice under Subsection (a) from the Indemnitee, the Indemnifying Party shall have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee) such Action. The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee's original notice) notify the Indemnitee in writing that it wishes to assume control of the Action pursuant to this Section 12 and of its intention to either compromise or defend such Action. The assumption of the defense of an Action by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify the Indemnitee in respect of the Action, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party's claim for indemnification. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee's reasonable costs of investigation and cooperation. However, the Indemnitee shall have the right to employ separate counsel and to control the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

                  (i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

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                  (ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnitee's behalf);

                  (iii) the Indemnifying Party does not employ counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee's notice of such Action; or

                  (iv) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of Losses that could have a materially adverse effect on the ongoing business of the Indemnitee; provided, however, that in no event shall the Indemnifying Party be obligated to bear the fees, costs and expenses of more than one (1) separate counsel for all of the other Party's Indemnitees in such Action.

            (c) Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner.

            (d) Settlement. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee's rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of an Action within a reasonable time, the Indemnitee may settle such Action on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this
Section 12.

      12.4 Indemnification Payment Adjustments

            (a) Insurance Proceeds Or Other Recovery. The amount of any Losses for which indemnification is provided under this Section 12 shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnitee with respect to any Losses. An Indemnitee shall mitigate, to the extent such mitigation

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does not otherwise harm such Indemnitee or is otherwise inconsistent with this
Section 12, any Losses for which indemnification is sought hereunder and, to the extent such Losses are covered by Indemnitee's insurance, shall pursue an insurance claim relating to such Losses.

            (b) Refund. If an Indemnitee receives a payment pursuant to this
Section 12 and subsequently receives insurance proceeds or other amounts with respect to the same Losses, the Indemnitee shall pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Section 12 and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnitee from and against such Losses. However, in no event shall such refund ever exceed the Indemnifying Party's payment to the Indemnitee under this
Section 12.

      12.5 Indemnification Payment. Any amount owed by an Indemnitee to a Third Person, for which the Indemnifying Party has an obligation under this Section 12 to indemnify, shall be due from the Indemnifying Party to the Third Person, whether upon entry of judgment, upon settlement, or otherwise.

      12.6 Survival. The provisions of this Section 12 shall survive any termination or expiration of this Agreement. Each Indemnitee's rights under this
Section 12 shall not be deemed to have been waived or otherwise affected by such Indemnitee's waiver of the breach of any obligation, agreement, condition, covenant, representation, or warranty contained in, or made pursuant to, this Agreement, unless such waiver expressly (and in writing) also waives any or all of the Indemnitee's rights under this Section 12.

13. TERM AND TERMINATION

      13.1 Term. This Agreement shall commence on the Effective Date and shall be in full force and effect until the expiration of the last to expire Royalty Term or, if terminated earlier pursuant to Section 13.3 or Section 13.4, until the effective date of termination as provided in Section 13.3 or Section 13.4 (the "TERM"). The Parties shall be obligated to continue to perform all of their obligations, and enjoy all of their rights, under this Agreement until the end of the Term.

      13.2 Condition Precedent

            (a) HSR Compliance. If required, each Party shall use Commercially Diligent Efforts to satisfy any applicable requirements under the HSR, and the regulations promulgated thereunder, including by making an initial HSR filing no later than five (5) Business Days after the Execution Date. This Agreement will not be

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effective until the date ("EFFECTIVE DATE") of either satisfaction of any such requirements and the expiration or termination of all applicable waiting periods (including any extensions thereof), or when AstraZeneca determines and notifies AGIX in writing that no filings are required thereunder. All obligations, rights, duties and liabilities under this Agreement (except those contained in this Section and Sections 10, 14 and 15 of this Agreement) are subject to such date.

            (b) Cooperation. Each Party shall cooperate with the other Party in the prompt preparation, execution and filing of all documents that are required or permitted to be filed pursuant to HSR, and to notify the other Party upon receipt of any formal or informal requests for information from any antitrust agency in connection with any filings under HSR. Each Party shall bear its own costs with respect thereto (including the filing fees for HSR, which shall be paid by AstraZeneca).

            (c) Termination Right. If the Effective Date has not occurred within six (6) months after the Execution Date, notwithstanding that each Party having fulfilled its obligations under this Section, either Party has the right to terminate this Agreement without liability to the other Party by notice in writing with immediate effect.

      13.3 Termination by AstraZeneca

            (a) ARISE

                  (i) The JDC shall determine, within five (5) days after delivery by AGIX to the JDC of ARISE Results, whether such ARISE Results are complete and final ("FINAL ARISE RESULTS"). If the JDC is unable to agree unanimously as to whether such ARISE Results constitute Final ARISE Results within such five (5) day period, the matter shall be immediately referred to the JMC and, if the JMC cannot promptly resolve the matter, the officers set forth in Section 14.1(b), or their designee, for attempted resolution by good faith negotiations. In the event that the JMC and, if necessary, the designated executive officers, do not resolve the matter within thirty (30) days, the ARISE Results as submitted by AGIX shall for purposes of this Agreement be considered Final ARISE Results.

                  (ii) AstraZeneca shall have the right, in its sole discretion and for any reason, to terminate this Agreement in its entirety, upon ninety
(90) days' prior written notice, at any time during the [****] period following the date the ARISE Results are determined to be Final ARISE Results as described in section 13.3(a)(i).

            (b) Approvable Letter. AstraZeneca shall have the right, in its sole discretion and for any reason, to terminate this Agreement in its entirety, upon ninety (90) days' prior written notice, at any time during the [****] period following receipt of an Approvable Letter from the FDA if the Approvable Letter specifies additional

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[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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information or materials required, or specified conditions, that are reasonably likely to require, in order to obtain U.S. NDA Approval, either (i) more than twenty-four (24) months from receipt of such Approvable Letter to submit such additional information or materials to meet such condition, or (ii) reasonable out-of-pocket costs paid to Third Parties (whether or not AstraZeneca were to actually engage Third Parties for such activities or perform them internally) of more than [****] by AstraZeneca for items or activities not included in the Initial Development Plan, unless AGIX agrees to pay any amounts in excess of such [****].

            (c) Additional Studies. AstraZeneca shall have the right in its sole discretion and for any reason, upon ninety (90) days' prior written notice, to terminate this Agreement in its entirety if the FDA, in an Approvable Letter subsequent to the Approvable Letter referred to in Section 13.3(b), requires information or data from additional studies not contemplated in the Initial Development Plan, where the reasonable out-of-pocket costs paid to Third Parties (whether or not AstraZeneca were to actually engage Third Parties for such activities or perform them internally) for such additional information or studies, when added to the cost to AstraZeneca of complying with the requirements described in Section 13.3(b), is reasonably likely to exceed [****], unless AGIX agrees to pay any amounts in excess of such [****].

            (d) Elective Termination. AstraZeneca shall have the right, in its sole discretion and for any reason, to terminate this Agreement in its entirety, at any time during the one-year period following the third annual anniversary of receipt of U.S. NDA Approval, upon three hundred sixty-five (365) days' written notice to AGIX delivered at any time during such one-year period.

      13.4 Termination for Material Breach or Bankruptcy

            (a) Breach. If a Party materially breaches any material term of this Agreement, the other Party may terminate this Agreement or any part thereof as specifically permitted by this Agreement, effective ninety (90) days after providing written notice to the breaching Party (or, in the case of a breach of the diligence obligation by AstraZeneca provided for in Section 5, one hundred and eighty (180) days or, if the breach of the diligence obligations are referred to arbitration under Section 14, as specified by the Arbitration Panel under Section 14.4), if within that time the breaching Party fails to cure its material breach and the non-breaching Party does not withdraw its termination notice.

            (b) Tolling of Time Periods. In the event that a Party initiates arbitration proceedings pursuant to Section 14 during the ninety (90) day cure period set forth in Section 13.4(a), such ninety (90) day period shall be extended during the pendency of any dispute resolution proceedings under Section 14 (i.e., until the Arbitration Panel issues a final decision) with respect to such termination notice.

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[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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            (c) Bankruptcy. Either Party may terminate this Agreement if (i) the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of a Party or of its assets, (ii) the other Party proposes a written agreement of composition or extension of its debts, (iii) the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (iv) the other Party proposes or is a Party to any dissolution or liquidation, or (v) the other Party makes an assignment for the benefit of creditors.

      13.5 Effects of Termination. If a Party terminates this Agreement under
Section 13.3 or 13.4, all terms and provisions shall terminate as of the effective date of termination, except as otherwise expressly provided in this
Section 13.5 and in Section 13.7.

            (a) AstraZeneca Elective Termination. If AstraZeneca terminates this Agreement pursuant to Section 13.3(d):

                  (i) the provisions of Section 13.5(b) shall apply, except that the license grants in Section 7 shall terminate throughout the Territory;

                  (ii) AstraZeneca shall pay to AGIX, on or before receipt by AGIX of the written notice described in Section 13.3(d), a nonrefundable, noncreditable payment, by immediately available funds via a Federal Reserve electronic wire transfer to a bank designated by AGIX, of an amount of cash equal to [****] Recent Monthly Net Sales; and

                  (iii) AstraZeneca shall, upon the execution of a note (the documentation for which the Parties shall reasonably cooperate) to be held by AstraZeneca and reasonably satisfactory to the Parties and, in no event later than fifteen (15) days after receipt by AGIX of the written notice described in
Section 13.3(d), make an unsecured loan to AGIX, on an interest-free basis, payable in full on or before the date that is thirty-six (36) months after the date such loan is made (with no payments of principal required prior to maturity), in an amount equal to [****] Recent Monthly Net Sales.

            (b) Termination for AstraZeneca Breach or Bankruptcy or Termination Pursuant to Sections 13.3(a)-(c). If AGIX terminates this Agreement pursuant to
Section 13.4 or if AstraZeneca terminates this Agreement pursuant to Section 13.3(a), 13.3(b) or 13.3(c):

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[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                  (i) the Parties shall (A) pay any amounts due pursuant to this
Agreement prior to the date of termination; and (B) not enter into or incur, or be required to enter or incur, any material obligations in furtherance of the Development Plan or the Commercialization Plan without the written agreement of the Parties following notice of termination;

                  (ii) AstraZeneca shall assign, or, in the case of (E) and (F) license, and promptly transfer to AGIX, or its Affiliates as requested by AGIX, and AGIX will assume and thereafter be fully responsible and liable for, at no expense to AGIX or its Affiliates, all of AstraZeneca's right, title and interest in and to:

                        (A) all Regulatory Materials, Regulatory Approvals, drug master files and clinical trial agreements (to the extent assignable and not cancelled) for Product(s) or Compound(s);

                        (B) all data, including clinical data, preclinical and clinical study protocols, materials and information of any kind or nature whatsoever, in AstraZeneca's possession or in the possession of its Affiliates or its or their respective agents related to the Product(s) or any Compound(s);

                        (C) all trademarks and product logos related to Products;

                        (D) all information related to Commercialization of the Product(s) or any Compound(s) including, but not limited to, market development and pre-launch scientific awareness program plans, market research studies, marketing plans, Promotional Materials, sales plans, sales territory assignments, physician targeting, and call plans; provided, however, that AGIX shall not use any Promotional Materials containing AstraZeneca's name in connection with the sale of any Product(s) or Compound(s) after the termination of this Agreement;

                        (E) all material information, and any other information reasonably requested and required by AGIX, to the extent relating to the Development, Manufacture or Commercialization of the Compound and/or Products in the Field;

                        (F) if so elected by AGIX, AstraZeneca shall grant to AGIX a license in all of AstraZeneca's interest in and to Joint Inventions and Joint Patents necessary or useful for the Development, Manufacture or Commercialization of the Compound and/or Products in the Field. In the event of such election, the Parties shall negotiate in good faith commercially reasonable terms for such license; provided, however, that such license shall be effective upon the election whether or not the terms have been negotiated and provided further that such license shall not include any up-front fees or milestone payments unless both Parties agree. If the Parties do not agree upon the terms of such

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      license after thirty (30) days of good faith negotiations, then either
      Party may refer the issue to Arbitration in accordance with Section 14.

                  (iii) AstraZeneca shall return or provide to AGIX all Compounds within its possession or control and arrange for the AstraZeneca Sublicensees to return to AGIX all Compounds within such AstraZeneca Sublicensees' possession or control;

                  (iv) all licenses granted by AstraZeneca to Sublicensees under the rights granted pursuant to Section 7 shall terminate;

                  (v) AGIX shall revoke (and AstraZeneca shall allow revocation of) any powers of attorney for any AGIX Compound Patents and Other AGIX Patents that AstraZeneca holds as of the time of such termination;

                  (vi) Until such time, if at all, that AstraZeneca assigns this Agreement and other assets to AGIX under Section 4.3 of the Transition Services Agreement, AstraZeneca shall supply (or cause its Third Party manufacturers to supply) Product(s) and/or Compound(s) to AGIX to the extent AstraZeneca had, prior to such termination, been Manufacturing Product(s) and/or Compound(s) and, at AGIX's request, shall assist in the transfer of Manufacturing processes to new suppliers;

                  (vii) In the event that AstraZeneca supplies Product and/or Licensed Compounds pursuant to Section 13.5(b)(vi), AGIX shall pay AstraZeneca
(A) its out-of-pocket costs, to the extent such Manufacture, transfer and distribution activities are conducted by Third Parties and/or (B) a reasonable market rate, to the extent that AstraZeneca conducts such Manufacture, transfer and distribution activities. The Parties will cooperate to effect such transfer as soon as practicable. In any event, AstraZeneca's obligations to transfer and supply under Sections 13.5(b)(vi) shall expire two (2) years after such termination;

                  (viii) AGIX may elect to acquire an exclusive, royalty bearing license to intellectual property Controlled by AstraZeneca to the extent it is incorporated into a Compound or Product or is necessary or useful for the Manufacture thereof, with a right to sublicense, solely to develop, make, have made, use, sell, have sold, offer for sale, and import such Compound or Product in the Field in the Territory. In the event of such election, the Parties shall negotiate in good faith commercially reasonable terms for such license; provided, however, that such license shall not include any up-front fees or milestone payments unless both Parties agree; provided further that after ninety
(90) days following such election either Party may seek Arbitration as to the terms of such license under Article 14;

                  (ix) In the event that, at the time of termination, there is a Combination Product in Development that contains an Exclusive Market Product, or if such Combination Product has undergone a First Commercial Sale, the Parties shall, in

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good faith, negotiate an arrangement under which (i) the Parties shall jointly
Develop and Commercialize such Combination Product; (ii) each Party shall bear its own costs associated with its Commercialization activities; (iii) each Party shall share in the economic benefit of any such arrangement in accordance with the relative contribution of such Party's compound(s); and (iv) each Party would grant to the other Party a nonexclusive license to any intellectual property rights necessary solely to permit the arrangements described in this Section 13.5(b)(ix); and

                  (x) In the event that, at the time of termination, there is a Combination Product in Development that contains only a Non-Exclusive Market Product, and no Exclusive Market Product, or if any such Combination Product has undergone a First Commercial Sale, AGIX shall acquire all rights to such Combination Product to the extent necessary and to the extent such rights are not available from any Third Party, and the provisions of Section 13.5(b)(i)-(viii) shall apply to such Combination Product (including AGIX acquiring from AstraZeneca any necessary licenses to intellectual property Controlled by AstraZeneca).

            (c) Termination for AGIX Breach or Bankruptcy. If AstraZeneca terminates this Agreement pursuant to Section 13.4:

                  (i) The Parties shall pay any amounts due pursuant to this Agreement prior to the date of termination.

                  (ii) AstraZeneca may elect to have all or any portion of the licenses granted to AstraZeneca pursuant to Section 7 and all of the covenants and obligations of AGIX, but not those of AstraZeneca, under Section 7 survive, in which case AstraZeneca's obligations to AGIX under Section 8 shall survive to the extent that AstraZeneca elects to retain any license grant hereunder.

                  (iii) AstraZeneca shall have no further obligations under
Section 5.2.

                  (iv) The obligations of the Parties under Sections 2, 3, 4, 5 and 6 shall expire.

                  (v) AGIX shall assign and promptly transfer to AstraZeneca, or its Affiliates as requested by AstraZeneca, at no expense to AstraZeneca or its Affiliates, all of AGIX's right, title and interest in and to: (A) all Regulatory Materials, Regulatory Approvals, drug master files and clinical trial agreements (to the extent assignable and not cancelled) for the Product(s) or any Compounds; (B) all data, including clinical data, materials and information of any kind or nature whatsoever, in AGIX's possession or in the possession of its Affiliates or its or their respective agents related to the Product(s) or any Compounds (in the event that such right, title and interest has not previously been assigned). Furthermore, AGIX shall cooperate and provide to AstraZeneca any powers

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of attorney requested by AstraZeneca for Other AGIX Patents and AGIX Compound
Patents.

                  (vi) AstraZeneca may elect to have any agreements to which AGIX is a party providing for Manufacturing services assigned to AstraZeneca, to the extent permitted by such agreements.

            (d) Post-Termination Assistance. Upon termination of this Agreement due to breach or upon AstraZeneca terminating this Agreement pursuant to Section 13.3, the breaching Party or AstraZeneca, as the case may be, shall provide to the other Party at no cost, such additional appropriate technology transfer, transition assistance and post-termination services not otherwise specified in this Section 13, including without limitation, Manufacturing services and the continuation of the Supply of Product, necessary or useful for such other Party to effectuate its rights hereunder.

            (e) Return of Confidential Information. Upon expiration or termination of this Agreement, the Parties shall comply with Section 10.1(b).

      13.6 Non-Exclusive Rights. The foregoing rights and remedies of the Parties set forth in Section 13.5 is non-exclusive and without prejudice to any rights that either Party may have arising under applicable law or equity.

      13.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by AGIX and AstraZeneca are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party's possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

      13.8 Accrued Rights and Obligations; Survival. Termination of this Agreement by a Party pursuant to Section 13.4 shall not be a Party's sole remedy for a material breach of this Agreement, but shall be in addition to any other rights or remedies of a

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Party under this Agreement. Termination or expiration of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. The provisions of Sections 3.2(e), 9.1, 9.7(a), 10.1, 10.2, 11.10, 11.11, 13.1,
13.3, 13.4, 13.5, 13.6, 13.7, 13.8 and Sections 12, 14 and 15 shall survive the expiration or termination of this Agreement for any reason whatsoever.

14. DISPUTE RESOLUTION

      14.1 Procedure

            (a) Scope. Any dispute arising out of or relating to this Agreement (a "DISPUTE") is subject to the provisions of this Section 14; provided, however, that Disputes regarding the scope, validity or enforceability of Patents are excluded from the scope of this Section 14, ("Excluded Disputes") and such Excluded Disputes shall be submitted to a court of competent jurisdiction.

            (b) Good Faith Negotiations. In the event of a Dispute that is not an Excluded Dispute, either Party may provide written notice of the Dispute to the other, in which event the Dispute shall be referred to the executive officers designated below or their successors or designees, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

            For AGIX: President and Chief Executive Officer of AGIX

            For AstraZeneca: Chief Executive Officer of AstraZeneca PLC In the event the designated executive officers do not resolve such Dispute within the allotted fourteen (14) days, either Party may within thirty (30) days of the end of the fourteen (14) day period invoke the provisions of Section 14.2 hereinafter.

      14.2 Alternative Dispute Resolution. Following the failure of settlement efforts pursuant to Section 14.1, any Dispute other than an Excluded Dispute , shall be subject to binding arbitration ("ADR") in the manner described below:

            (a) Request. A Party shall initiate an ADR to resolve a Dispute by providing written notice (the "ADR REQUEST") to counsel for the other Party, the issues to be resolved by the ADR.

            (b) Issues Covered. Within ten (10) Business Days after the receipt of the ADR Request, the other Party may, by written notice to the counsel for the Party initiating ADR, add additional issues to be resolved, if such issues had previously been addressed by the Executive Officers of the Parties pursuant to Section 14.1. Issues that had not previously been addressed by the Executive Officers of the Parties pursuant to Section 14.1, and issues not added within
(ten) 10 Business Days of receipt of the ADR

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Request, may not be subjects of the ADR invoked by the ADR Request and must be resolved, if at all, by initiation of separate Dispute proceedings.

      14.3 Arbitration Procedure. The ADR shall be conducted pursuant to the JAMS Rules then in effect, except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

            (a) Panel. The arbitration shall be conducted by a panel of three
(3) arbitrators (the "ARBITRATION PANEL"). The Arbitration Panel shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS.

            (b) Process. The time periods set forth in the JAMS rules shall be followed, unless a Party can demonstrate to the Arbitration Panel that the complexity of the issues, urgency of the Dispute or other reasons warrant extension or contraction of one or more of the timetables. For good cause shown, the Arbitration Panel may extend or contract such timetables, but in no event shall the timetables be extended so that the ADR proceeding extends more than eighteen (18) months from the date of the ADR Request. Within such time frames, each Party shall have the right to conduct such discovery as would be permitted by the Federal Rules of Civil Procedure. The Arbitration Panel shall not award punitive damages to either Party and the Parties shall be deemed to have waived any right to such damages. The Arbitration Panel shall in rendering its decision, apply the substantive law of the State of New York, excluding its choice of law rules that would require the application of the laws of another jurisdiction, except that the interpretation of and enforcement of this Section 14 shall be governed by the Federal Arbitration Act. The Arbitration Panel shall apply the Federal Rules of Evidence to the hearing. In the event that arbitration is initiated by AGIX, the hearing shall convene in New York, New York. In the event that arbitration is initiated by AstraZeneca, the hearing shall convene in Atlanta, Georgia. The fees of the Arbitration Panel and JAMS shall be paid by the losing Party, which shall be designated by the Arbitration Panel. If the Arbitration Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

            (c) Remedies. The Arbitration Panel is empowered to award any remedy allowed by law or equity, including money damages, prejudgment interest and attorneys' fees, and to grant final, or complete relief, but excluding punitive damages. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Arbitration Panel shall have full authority to grant provisional remedies (including without limitation injunctive relief) or to order any Party or Parties to request that a court modify or vacate any temporary or preliminary relief issued by that court, and to award damages for the failure of any Party to comply with the Arbitration Panel's orders to that effect.

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            (d) Fees. Except as set forth in Section 14.3(b) above, each Party shall bear its own legal fees and expenses against the Party losing the ADR unless it believes that neither Party is the clear loser, in which case the Arbitration Panel shall divide such fees, costs and expenses according to the Arbitration Panel's sole discretion.

            (e) Confidentiality. The ADR proceeding shall be confidential and the Arbitration Panel shall issue appropriate protective orders to safeguard each Party's Confidential Information. Except as required by law, no Party shall make (or instruct the Arbitration Panel to make) any public announcement with respect to the proceedings or decision of the Arbitration Panel without prior written consent of each other Party. The existence of any Dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Arbitration Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

            (f) Judicial Enforcement. The Parties agree that judgment on any arbitral award issued pursuant to this Section shall be entered in the United States District Court for the Northern District of Georgia.

            (g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, except for any of its choice of law rules that would require the application of the laws of another jurisdiction.

      14.4 Special Rules for Disputes Concerning Diligence Covenant. In rendering any decision involving any Dispute relating to or arising out of
Section 5, the Arbitration Panel shall specify:

            (a) the requirements, if any, considered necessary or appropriate for a Party to comply with Section 5, and

            (b) the deadline or deadlines for taking steps required for any such compliance, which deadlines may be shorter or longer than the one hundred eighty
(180) day cure period specified in Section 13.4(a).

15. MISCELLANEOUS

      15.1 Standstill. [****]

      15.2 Termination of Certain Rights Upon AGIX Change of Corporate Control. Notwithstanding anything else in this Agreement to the contrary, unless otherwise specified by AstraZeneca within three (3) months after a Change of Corporate Control involving AGIX, the following provisions of this Agreement shall terminate:

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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            (a) AGIX's right to participate in the JDC, JMC, Global
Commercialization Team, U.S. Commercialization Team, and any other subcommittees or working groups established pursuant to Section 6.1, except as provided in
Section 15.2(b);

            (b) AGIX and/or its successor shall continue to participate fully on the IPC, except that the IPC shall no longer have decision-making jurisdiction over all Licensed Patents, but instead shall have such jurisdiction only over Other AGIX Patents, with AstraZeneca having unilateral control over Prosecution, enforcement and defense of AGIX Compound Patents (and the rest of IPC jurisdiction and control would remain unaffected);

            (c) some or all of AGIX's rights as described in the Co-Promotion Agreement, to the extent and as provided therein. The Co-Promotion Agreement further provides that, under certain circumstances described herein, AstraZeneca may, following an AGIX Change of Corporate Control, object under certain circumstances to AGIX being permitted to continue to co-promote the Product; and

            (d) AstraZeneca shall assume control of Prosecution, enforcement and defense of all AGIX Compound Patents. AGIX shall cooperate in providing to AstraZeneca all information, assistance, assignments and other support reasonably requested to assist AstraZeneca in assuming such control.

      15.3 Assignment. This Agreement shall inure to the benefit and be binding upon each Party, its successors and assigns, except as provided in Section 15.2. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party, provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder (i) to an Affiliate, provided such Affiliate has the financial resources to perform the obligations of this Agreement in the reasonable judgment of the other Party or (ii) in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction, or a sale of all or substantially all the pharmaceutical business assets of the Party; and provided further, that AGIX or an Affiliate of AGIX shall be permitted to sell, assign or transfer the right to receive Royalties owed by AstraZeneca to AGIX pursuant to
Section 8 to one or more Third Parties, and shall be permitted in connection with any such sale, assignment or transfer, to assign the right to receive reports and audit rights pursuant to Section 8, but not any other rights hereunder, except to the extent the Parties otherwise agree in writing, to such Third Party or Third Parties. Any attempted assignment not in accordance with this Section 15.3 shall be void.

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      15.4 Force Majeure. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by exercise of due diligence it is unable to prevent, provided that the Party claiming excuse immediately notifies the other Party and uses and continues to use commercially reasonable efforts to overcome the same.

      15.5 Further Assurances. The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

      15.6 Severability. The provisions of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The Parties will use diligent good faith efforts to revise this Agreement as and to the extent reasonably necessary to effectuate their original intent and purpose under this Agreement.

      15.7 Notices. All notices hereunder shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 15.7:

      If to AGIX:                AtheroGenics, Inc.
                                 8995 Westside Parkway
                                 Alpharetta, Georgia  30004
                                 Attn: President and Chief Executive Officer
                                 Fax: (678) 336-2504

      With a copy to:            Arnold & Porter LLP
                                 Suite 900
                                 1600 Tysons Boulevard
                                 McLean, Virginia  22102
                                 Attn: Steve Parker, Esq.
                                 Fax: (703) 720-7399

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      If to AstraZeneca:         IPR Pharmaceuticals, Inc.
                                 CARR 188 LOTE 17
                                 SAN ISIDRO INDUSTRIAL PARK
                                 CANOVANAS, PR 00729
                                 Attn: President and General Manager
                                 Fax: (787) 750-5332

      With a copy to:            Shiona McGillivray, Senior Legal Counsel
                                 AstraZeneca
                                 Alderley House
                                 Alderley Park
                                 Macclesfield
                                 Post Code SK10 4TF  England

      15.8 Jurisdiction and Venue. In connection with any Dispute arising hereunder or in connection with the subject matter hereof that is not settled in accordance with Sections 14.1 and 14.2, each of the Parties hereby consents to the non-exclusive jurisdiction and venue of the U.S. federal courts located within the Southern District of New York. Each Party hereby irrevocably waives any right that it may have to assert that any such court lacks jurisdiction, other than the grounds that such Dispute is covered by Section 14, or that such forum is not convenient.

      15.9 Affiliates. Without limiting the generality of the foregoing, any obligations of AstraZeneca may be performed by any of AstraZeneca's Affiliates, including but not limited to AstraZeneca, and such obligations will be deemed satisfied upon full and complete performance by such Affiliate as specified in this Agreement.

      15.10 Entire Agreement. This Agreement and the Related Agreements, herein and therein, including any exhibits expressly named and referenced herein and therein, constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings relating to the subject matter hereof, including the Confidential Disclosure Agreement between AGIX and AstraZeneca Pharmaceuticals LP dated as of March 12, 2003. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by a duly authorized representative of each Party hereto.

      15.11 Headings. The captions to the several Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

      15.12 Independent Contractors. It is expressly agreed that AGIX and AstraZeneca shall be independent contractors and that the relationship between the two

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Parties shall not constitute a partnership, joint venture or agency. Neither
AGIX nor AstraZeneca shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party.

      15.13 Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

      15.14 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Person other than the Parties.

      15.15 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

      15.16 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.17 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

                                   END OF PAGE
                      (signatures appear on following page)

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      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the
Effective Date.

ATHEROGENICS, INC.                          IPR PHARMACEUTICALS, INC.

By /s/ RUSSELL M. MEDFORD                   By /s/ RUBEN FREYRE
   ---------------------------------           -------------------------------
Name: Russell M. Medford M.D., Ph.D.        Name: Ruben Freyre

Title: President & CEO                      Title: President & General Manager